UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No.     )

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OLD NATIONAL BANCORP

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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OLD NATIONAL BANCORP

Notice of
Annual Meeting and
Proxy Statement

Annual Meeting of Shareholders
May 19, 2011

Old National Bancorp
One Main Street
Evansville, Indiana 47708

Notice of Annual Meeting of Shareholders

To Our Shareholders:

The 2011 Annual Meeting of Shareholders of Old National Bancorp (the “Company”) will be held at the Old National Centre, 502 N. New Jersey Street, Indianapolis, Indiana, on Thursday, May 19, 2011, at 9:00 a.m. Eastern Daylight Time for the following purposes:

(1)	The election of the Company’s Board of Directors consisting of twelve Directors to serve for one year and until the election and qualification of their successors.

(2)	Approval of a non-binding advisory proposal on Executive Compensation.

(3)	Approval of a non-binding advisory proposal determining the frequency of advisory votes on Executive Compensation.

(4)	Ratification of the appointment of Crowe Horwath LLP as the independent registered public accounting firm of the Company for the fiscal year ending December 31, 2011.

(5)	Transaction of such other matters as may properly come before the meeting or any adjournments and postponements thereof.

Common shareholders of record at the close of business on March 11, 2011 are entitled to notice of, and to vote at, the Annual Meeting.

By Order of the Board of Directors

Jeffrey L. Knight
Executive Vice President,
Chief Legal Counsel and
Corporate Secretary

March 25, 2011

IMPORTANT

Please submit your proxy promptly by mail or by Internet. In order that there may be proper representation at the meeting, you are urged to complete, sign, date and return the proxy card in the envelope provided to you or vote by Internet, whether or not you plan to attend the meeting. No postage is required if mailed in the United States.

i

Old National Bancorp
One Main Street
Evansville, Indiana 47708

Proxy Statement

For the Annual Meeting of Shareholders to be held on
May 19, 2011, at 9:00 a.m. Eastern Daylight Time at the
Old National Centre
502 N. New Jersey Street, Indianapolis, IN 46204

Important Notice Regarding the Availability of Proxy Materials
for the Shareholders’ Meeting to be held on May 19, 2011

The Proxy Statement and 2010 Annual Report to Shareholders are available at:
www.oldnational.com/proxy

General Information about the Annual Meeting of Shareholders and Voting

This Proxy Statement relates to the Annual Meeting of Shareholders (“Annual Meeting”) of Old National Bancorp (the “Company” or “Old National”) to be held on May 19, 2011, at 9:00 a.m. Eastern Daylight Time. These proxy materials are being furnished by the Company in connection with a solicitation of proxies by the Company’s Board of Directors (the “Board”).

We are pleased this year to take advantage of the Securities and Exchange Commission (“SEC”) rule that permits companies to furnish proxy materials to shareholders over the Internet. On or about April 4, 2011, we will begin mailing Notice of Internet Availability of Proxy Materials (“Notice”). The Notice contains instructions on how to vote online, or in the alternative, request a paper copy of the proxy materials and a proxy card. By furnishing the Notice and providing access to our proxy materials by the Internet, we are lowering the costs and reducing the environmental impact of our annual meeting.

Who can attend the Annual Meeting?

Only shareholders of the Company of record as of March 11, 2011 (the “Record Date”), their authorized representatives and guests of the Company may attend the Annual Meeting. Admission will be by ticket only.

Who may vote at the Annual Meeting?

These proxy materials are provided to holders of the Company’s common stock who were holders of record on the Record Date. Only the Company’s common shareholders of record on the Record Date are entitled to vote at the Annual Meeting. On the Record Date 94,734,051 shares of the Company’s common stock were outstanding.

As of the Record Date, to the knowledge of the Company, no person or firm, other than BlackRock, Inc. and The Vanguard Group, Inc., beneficially owned more than 5% of the common stock of the Company outstanding on that date. As of March 11, 2011, no individual Director, nominee or officer beneficially owned more than 5% of the common stock of the Company outstanding.

Voting and Proxy Procedures

Each share of the Company’s common stock outstanding on the Record Date will be entitled to one vote at the Annual Meeting. If you receive the Notice by mail, you will not receive a printed copy of the proxy materials unless you request the materials by following the instructions included in the Notice.

If your shares are registered in your name, you may vote your shares by Internet, or by completing, signing, dating and returning the requested proxy card in the postage-paid envelope provided. Simply follow the easy instructions on the proxy card or Notice provided. You may also vote in person at the Meeting. Execution of the proxy card or voting via Internet will not affect your right to attend the Annual Meeting. If your shares are held in “street name” through a broker, bank or other nominee, please follow the instructions provided by your nominee on the voting instruction form or Notice in order to vote your shares by Internet, or by signing, dating and returning the voting instruction form in the enclosed postage-paid envelope. If you desire to vote in person at the Annual Meeting, you must provide a legal proxy from your bank, broker or other nominee.

Shares of the Company’s common stock for which instructions are received will be voted in accordance with the shareholder’s instructions. If you send in your proxy card or use Internet voting, but do not specify how you want to vote your shares, the proxy holders will vote them FOR each of the items being proposed by the Board and in the discretion of the proxy holders as to any other business that may properly come before the Annual Meeting and any adjournment or postponement thereof.

Can I change my vote after I return the proxy card or after voting electronically?

If you are a shareholder whose shares are registered in your name, you may revoke your proxy at any time before it is voted by one of the following methods:

•	Submitting another proper proxy with a more recent date than that of the proxy first given by:

(1) following the Internet voting instructions, or

(2)	completing, signing, dating and returning a proxy card to the Company’s Corporate Secretary.

•	Sending written notice of revocation to the Company’s Corporate Secretary.

•	Attending the Annual Meeting and voting by ballot (although attendance at the Annual Meeting will not, in and of itself, revoke a proxy).

If you hold your shares in “street name” through a broker, you may revoke your proxy by following instructions provided by your broker. No notice of revocation or later-dated proxy will be effective until received by the Company’s Corporate Secretary at or prior to the Annual Meeting.

How do I receive an admission ticket?

If you are a registered shareholder (your shares are held in your name) and plan to attend the meeting, your Annual Meeting admission ticket will be included in the Notice being mailed on or about April 4, 2011, or if you receive hard copies of the proxy material, the admission ticket can be detached from the top portion of the proxy card.

If your shares are held in “street name” (in the name of a bank, broker or other holder of record) and you plan to attend the meeting, you will need to bring a copy of a brokerage statement reflecting your stock ownership as of the Record Date for admittance to the meeting.

No cameras, recording equipment, electronic devices, large bags, briefcases or packages will be permitted in the meeting.

Will the Annual Meeting be webcast?

Our Annual Meeting will be webcast on May 19, 2011. You are invited to visit www.oldnational.com at 9:00 a.m. Eastern Daylight Time on May 19, 2011, to access the webcast of the meeting. Registration for the webcast is not required. An archived copy of the webcast will also be available on our website through May 18, 2012.

How many votes are needed to have the proposals pass?

Election of Directors. A plurality of the votes cast at the meeting is required to elect Directors. This means that the Director nominee with the most votes for a particular slot is elected for that slot. You may vote “for” or “withheld” with respect to the election of Directors. Only votes “for” or “withheld” are counted in determining whether a plurality has been cast in favor of a Director. Abstentions are not counted for purposes of the election of Directors.

On July 27, 2006, our Board adopted a corporate governance policy regarding Director elections that is contained in our Corporate Governance Guidelines. The policy provides that in any uncontested election, any nominee for Director who receives a greater number of votes “withheld” for his or her election than votes “for” such election will tender his or her resignation as a Director promptly following the certification of the shareholder vote. The Corporate Governance and Nominating Committee, without participation by any Director so tendering his or her resignation, will consider the resignation offer and recommend to the Board whether to accept it. The Board, without participation by any Director so tendering his or her resignation, will act on the Corporate Governance and Nominating Committee’s recommendation no later than 90 days following the date of the Annual Meeting at which the election occurred. If the Board decides to accept the Director’s resignation, the Corporate Governance and Nominating Committee will recommend to the Board whether to fill the resulting vacancy or to reduce the size of the Board. We will promptly disclose the Board’s decision and the reasons for the decision in a broadly disseminated press release that will also be furnished to the SEC on Form 8-K.

Approval of Non-binding Advisory Proposal on Executive Compensation. The affirmative vote of a majority of the shares present in person or by proxy is required to approve the advisory vote on executive compensation. Because your vote is advisory, it will not be binding on the Board or the Company. However, the Board will review the voting results and take them into consideration when making future decisions regarding executive compensation.

Approval of a Non-Binding Advisory Proposal Determining the Frequency of Advisory Votes on Executive Compensation. Shareholders will vote on the frequency of the advisory vote on compensation of our Named Executive Officers among three options: every three years, every two years or every one year. Because your vote is advisory, it will not be binding on the Board or the Company. However, the Board will review the voting results and take them into consideration when making future decisions regarding the frequency of the advisory vote on executive compensation.

Ratification of Independent Registered Public Accounting Firm. The affirmative vote of a majority of the shares present in person or by proxy is required for ratification of the appointment of Crowe Horwath LLP as the independent registered public accounting firm of the Company for fiscal year 2011.

What is “householding”?

We have adopted a procedure called “householding,” which has been approved by the SEC. Under this procedure, a single copy of the annual report and proxy statement will be sent to any household at which two or more shareholders reside if they appear to be members of the same family, unless one of the shareholders at that address notifies us that they wish to receive individual copies. This procedure reduces our printing costs and fees.

Shareholders who participate in householding will continue to receive separate proxy cards.

Householding will not affect dividend check mailings in any way.

If a single copy of the annual report and proxy statement was delivered to an address that you share with another shareholder, we will promptly deliver a separate copy to you upon your written or oral request to the Company’s Shareholder Services Department at 812-464-1296 or 1-800-677-1749, at P.O. Box 929, Evansville, Indiana 47706-0929, or via email to shareholderservices@oldnational.com.

Shareholders sharing an address who are receiving multiple copies of the annual report and proxy statement may request a single copy by contacting our Shareholder Services Department using the contact information set forth above.

A number of brokerage firms have instituted householding. If you hold your shares in “street name,” please contact your bank, broker, or other holder of record to request information about householding.

How are abstentions and broker non-votes treated?

Abstentions and, unless a broker’s authority to vote on a particular matter is limited, broker non-votes are counted in determining the votes present at the meeting. A broker has limited authority to vote on the election of directors but is not limited as to the proposal relating to the ratification of auditors. With respect to the election of Directors, abstentions, broker non-votes and instructions on the enclosed form of proxy to “withhold authority” to vote “for” one or more of the nominees will result in the nominee receiving fewer votes, but will not affect the outcome of the election. With respect to the ratification of auditors, abstentions and broker non-votes have the same effect as a vote against the proposal.

How do I designate my proxy?

If you wish to give your proxy to someone other than the proxies identified on the proxy card, you may do so by crossing out all the names of the proxy members appearing on the proxy card and inserting the name of another person. The signed card must be presented at the Annual Meeting by the person you have designated on the proxy card.

Who will pay for the costs involved in the solicitation of proxies?

The Company will pay all costs of preparing, assembling, printing and distributing the proxy materials. The Company retained Georgeson, Inc., a proxy soliciting firm, to assist in the solicitation of proxies, for an estimated fee of $8,250 plus reimbursement of certain out-of-pocket expenses. Georgeson, Inc. may solicit proxies by personal interview, telephone, telefax, mail and electronic mail. In addition to solicitations by mail, Directors and Officers of the Company and its subsidiaries may solicit proxies personally, by telephone, telefax, electronic mail or in person, but such persons will not be specially compensated for their services.

We will, upon request, reimburse brokerage firms and others for their reasonable expenses incurred for forwarding solicitation material to beneficial owners of stock.

Other Matters Related to the Meeting

Only matters brought before the Annual Meeting in accordance with the Company’s By-Laws will be considered. Aside from the items listed above in the Notice of Annual Meeting, the Company does not know of any other matters that will be presented at the Annual Meeting. However, if any other matters properly come before the Annual Meeting or any adjournment, the proxy holders will vote them in accordance with their best judgment.

Should any nominee for Director become unable or unwilling to accept nomination or election, the persons acting under the proxy intend to vote for the election of another person recommended by the Corporate Governance and Nominating Committee and nominated by the Board. The Company has no reason to believe that any of the nominees will be unable or unwilling to serve if elected to office.

Report of the Corporate Governance and
Nominating Committee and Other Board Matters

The Corporate Governance and Nominating Committee is primarily responsible for corporate governance matters affecting the Company and its subsidiaries. The Corporate Governance and Nominating Committee operates under a written charter which conforms to the requirements of the SEC and the New York Stock Exchange (“NYSE”).

Board Leadership Structure and Function

The Board, which is elected by the shareholders, selects the Executive Leadership Group (“ELG”), which is the executive management team charged with the conduct of the Company’s business. Having selected the ELG, the Board acts as an advisor and counselor to management and ultimately monitors its performance. The Board has the responsibility for overseeing the affairs of the Company and, thus, an obligation to keep informed about the Company’s business. This involvement enables the Board to provide guidance to management in formulating and developing plans and to exercise its decision-making authority on appropriate matters of importance to the Company. Acting as a full Board and through the Board’s seven standing committees, the Board oversees and approves the Company’s strategic plan. The Board regularly reviews the Company’s progress against its strategic plan and exercises oversight and decision-making authority regarding strategic areas of importance to the Company.

The Company’s Corporate Governance Guidelines provide for a non-executive Chairman (currently Larry E. Dunigan), who acts as chair of meetings of the Board; leads executive sessions of the Board; consults and meets with any or all outside Directors as required and represents such Directors in discussions with management of the Company on corporate governance issues and other matters; ensures that the Board, committees of the Board, individual Directors and management of the Company understand and discharge their duties and obligations under the Company’s system of corporate governance; mentors and counsels new members of the Board to assist them in becoming active and effective Directors; leads the Board in the annual evaluation of the Chief Executive Officer’s (“CEO”) performance; acts in an advisory capacity to the president and CEO in all matters concerning the interests of the Board and relationships between management and the Board; and performs such other duties and responsibilities as may be delegated to the non-executive Chairman by the Board from time to time.

The Board elected Mr. Dunigan as non-executive Chairman in 2004 at the same time the Board hired Robert Jones to serve as President and Chief Executive Officer. The Board believes that separating the Chairman role from the Chief Executive Officer role allows the Chief Executive Officer to focus on the management and leadership of the business, while permitting the non-executive Chairman to focus on board and governance issues. The Board annually reviews the effectiveness of the arrangement and believes this structure is in the best interest of shareholders and serves the Company well.

Executive sessions, or meetings of outside Directors without management present, are held at regular intervals for both the Board and the Committees. Mr. Dunigan, as the non-executive Chairman of the Company, serves as the presiding Director of the executive session meetings of the non-management Directors of the Board. The Board meets in executive session a minimum of four times each year.

The Board met eight times during 2010. Each Director attended 85% or more of Board meetings and meetings of Committees on which they served in 2010. Directors as a group attended an average of 97.8% of the Board meetings and meetings of Committees on which they served in 2010.

Corporate Governance and Nominating Committee Scope of Responsibilities

The Corporate Governance and Nominating Committee has responsibility for recruiting and nominating new Directors, assessing the independence of non-management Directors, leading the Board in its annual performance evaluation, reviewing and assessing the adequacy of the Corporate Governance Guidelines and retaining outside advisors as needed to assist and advise the Board with respect to legal and other accounting matters. The Corporate Governance and Nominating Committee is also responsible for reviewing with the full Board, on an annual basis, the requisite skills and characteristics of Board members as well as the composition of the Board as a whole.

Attendance at Annual Meetings

The Company has not established a formal policy regarding Director attendance at its Annual Meeting, but it encourages all Directors to attend these meetings and reimburses expenses associated with attendance. The non-executive Chairman presides at the Annual Meeting. All the Directors attended the Annual Meeting in 2010.

Code of Conduct and Code of Ethics

The Board has adopted a Code of Business Conduct and Ethics that sets forth important Company policies and procedures in conducting our business in a legal, ethical and responsible manner. These standards are applicable to all of our Directors and employees, including the Company’s Chief Executive Officer, Chief Financial Officer and Controller. In addition, the Board has adopted the Code of Ethics for CEO and Senior Financial Officers that supplements the Code of Business Conduct and Ethics by providing more specific requirements and guidance on certain topics. The Code of Ethics for CEO and Senior Financial Officers applies to the Company’s Chief Executive Officer, Chief Financial Officer and Controller. The Code of Business Conduct and Ethics and the Code of Ethics for CEO and Senior Financial Officers are available on our website at www.oldnational.com. We will post any material amendments to, or waivers from, our Code of Business Conduct and Ethics and Code of Ethics for Senior Financial Officers on our website within two days following the date of such amendment or waiver.

Employees are required to report any conduct they believe in good faith to be an actual or apparent violation of our Codes of Conduct. In addition, as required under the Sarbanes-Oxley Act of 2002, the Audit Committee has established confidential procedures to receive, retain and treat complaints received regarding accounting, internal accounting controls, or auditing matters and the confidential, anonymous submission by Company employees of concerns regarding questionable accounting or auditing matters.

In 2008, the Corporate Governance and Nominating Committee amended the Code of Business Conduct and Ethics. The new Code of Business Conduct and Ethics addresses, among other things, the following topics: working with integrity; honesty and fair dealing; compliance with laws, rules and regulations (including federal securities laws); conflicts of interest; corporate opportunities; protection and proper use of Company assets; protecting confidential information; and the reporting of any illegal or unethical behavior. In addition, a table of contents and an introductory message from the President and Chief Executive Officer of the Company supporting the Code and its principles were added to the new Code of Conduct.

As discussed in more detail in the Report of the Audit Committee later in this proxy statement, the Company received an ethics certification from Ethisphere in 2009. This ethics certification is exclusively granted to organizations that can demonstrably prove the existence of a superior employee and leadership culture that promotes ethical, responsible and sustainable business practices.

Corporate Governance Guidelines

The Board has adopted the Corporate Governance Guidelines that, along with the Company’s corporate charter, By-Laws and charters of the various committees of the Board, provide the foundation for the Company’s governance. Among other things, our Corporate Governance Guidelines set forth the: (i) minimum qualifications for Directors; (ii) independence standards for Directors; (iii) responsibilities of Directors; (iv) majority vote standard election of Directors; (v) committees of the Board; (vi) access of Directors to the officers and employees of the Company; (vii) Directors’ compensation; (viii) procedures for Director orientation and development; (ix) procedures for an annual review of the CEO and management succession planning; (x) stock ownership guidelines for executives and Directors; and (xi) procedures for an annual self-evaluation of the Board. In 2011, the Corporate Governance Guidelines were amended to update the stock ownership guidelines for executive officers.

Communications from Shareholders to Directors

The Board believes that it is important that a direct and open line of communication exist between the Board and the Company’s shareholders and other interested parties. As a consequence, the Board has adopted the procedures described in the following paragraph for communications to Directors.

Any shareholder or other interested party who desires to contact Old National’s Chairman or the other members of the Board may do so by writing to: Board of Directors, c/o Corporate Secretary, Old National Bancorp, P.O. Box 718, Evansville, IN 47705-0718. Communications received are distributed to the non-executive Chairman or other members of the Board, as appropriate, depending on the facts and circumstances outlined in the communication received. For example, if any complaints regarding accounting, internal accounting controls and auditing matters are received, then the Corporate Secretary will forward them to the Chairman of the Audit Committee for review.

Policy Regarding Consideration of Director Candidates Recommended by Shareholders

The Company’s nomination procedures for Directors are governed by its By-Laws. Each year the Corporate Governance and Nominating Committee makes a recommendation to the entire Board regarding nominees for election as Directors. The Corporate Governance and Nominating Committee will review suggestions from shareholders regarding nominees for election as Directors. All such suggestions from shareholders must be submitted in writing to the Corporate Governance and Nominating Committee at the Company’s principal executive office not less than 120 days in advance of the date of the annual or special meeting of shareholders at which Directors are to be elected. All written suggestions of shareholders must set forth: (i) the name and address of the shareholder making the suggestion; (ii) the number and class of shares owned by such shareholder; (iii) the name, address and age of the suggested nominee for election as Director; (iv) the nominee’s principal occupation during the five years preceding the date of suggestion; (v) all other information concerning the nominee as would be required to be included in the proxy statement used to solicit proxies for the election of the suggested nominee; and (vi) such other information as the Corporate Governance and Nominating Committee may reasonably request. Consent of the suggested nominee to serve as a Director of the Company, if elected, must also be included with the written suggestion.

In seeking individuals to serve as Directors, the Corporate Governance and Nominating Committee seeks members from diverse professional backgrounds who combine a broad spectrum of experience and expertise. Directors should have an active interest in the business of the Company, possess a willingness to represent the best interests of all shareholders, be able to objectively appraise management performance, possess the highest personal and professional ethics, integrity and values, and be able to comprehend and advise management on complicated issues that face the Company and Board.

Directors should also demonstrate achievement in one or more fields of business or professional, governmental, communal, scientific or educational endeavors. Directors are expected to have sound judgment, borne of management or policy making experience that demonstrates an ability to function effectively in an oversight role. In addition, Directors should have a general appreciation regarding major issues facing public companies of a size and operational scope similar to that of the Company. These issues include contemporary governance concerns, regulatory obligations of an SEC reporting financial holding company, strategic business planning and basic concepts of corporate finance.

The Company does not currently have a formal diversity policy. However, the Corporate Governance Guidelines state that the Board seeks members with diverse professional backgrounds. The Board also annually reviews the requisite skills and characteristics of Board members as well as the composition of the Board as a whole. The annual assessment includes a review of the skills, experience and diversity of the Board in the context of the needs of the Board.

Determination with Respect to the Independence of Directors

It is the policy of the Board that a majority of its members be independent from management, and the Board has adopted Director Independence Standards that meet the listing standards of the NYSE. The portion of our Corporate Governance Guidelines addressing our Director Independence Standards is attached to this proxy statement as Appendix I.

In accordance with our Corporate Governance Guidelines, the Board undertook its annual review of Director independence. During this review, the Board considered any and all commercial and charitable relationships of Directors, including transactions and relationships between each Director or any member of his or her immediate family and the Company and its subsidiaries. Following the review, the Board affirmatively determined, by applying the Director Independence Standards contained in the Corporate Governance Guidelines, that each of our Directors nominated for election at this Annual Meeting is independent of the Company and its management in that none has a direct or indirect material relationship with the Company, with the exception of Robert G. Jones and Linda E. White.

The independent Directors of the Company are Joseph D. Barnette, Jr., Alan W. Braun, Larry E. Dunigan, Niel C. Ellerbrook, Andrew E. Goebel, Phelps L. Lambert, Arthur H. McElwee, Jr., James T. Morris, Marjorie Z. Soyugenc and Kelly N. Stanley. Ms. Linda E. White is not an independent Director due to the fact that Robert G. Jones, President and CEO of the Company, previously served as the Chairman of the Compensation Committee for Deaconess Health System, Inc., a company for which Ms. White serves as President and CEO. Although Mr. Jones has resigned from the Compensation Committee of Deaconess Health System, Ms. White will be considered non-independent for another year under the Company’s Independence Standards. The only other non-independent Director is President and CEO, Robert G. Jones. Mr. Jones is considered an inside Director because of his employment as President and CEO of the Company.

In addition, all members of the Audit Committee, the Compensation and Management Development Committee and the Corporate Governance and Nominating Committee satisfy the standards of independence applicable to members of such committees established under applicable law, the listing requirements of the NYSE and the Director Independence Standards set forth in the Company’s Corporate Governance Guidelines.

Determination with respect to Director Qualifications

Members of the Board must posses certain basic personal and professional qualities in order to properly discharge their fiduciary duties to shareholders, provide effective oversight of the management of the Company and monitor the Company’s adherence to principles of sound corporate governance. In seeking individuals to serve as Directors, the Corporate Governance & Nominating Committee seeks members from diverse professional backgrounds who combine a broad spectrum of experience and expertise. The Directors of the Company have an active interest in the business of the Company and possess a willingness to represent the best interests of all shareholders without favoring or advancing any particular shareholder or other constituency of the Company. The Directors are able to objectively appraise management performance, and they possess the highest personal and professional ethics, integrity and values, and are able to comprehend and advise management on complicated issues that face the Company and Board.

In addition to the general skills stated above, the Directors do not have any interests that would materially impair their ability to exercise independent judgment, or otherwise discharge the fiduciary duties owed as a Director to the Company and its shareholders. As stated on pages 15 through 20, our Directors have demonstrated significant achievement and generally have significant management experience in one or more fields of business, professional, governmental, communal, and educational endeavors. Our Directors have sound judgment, borne of their management or policy-making experience and demonstrate an ability to function effectively in an oversight role. Given the tenure of most of the Directors on our Board, they have a general appreciation regarding major issues facing public companies.

Director Compensation

All outside Directors of the Company receive an annual retainer of $35,000 for serving on the Board. The outside Directors receive $20,000 of the retainer in cash, while $15,000 of the retainer is paid in Company stock. In addition, outside Directors receive $1,500 for each Board meeting they attend. Directors not otherwise employed by the Company also receive $1,000 for each Committee meeting attended and Audit Committee members receive $1,500 for each Audit Committee meeting attended. The Audit Committee Chairman receives an additional annual retainer of $7,500 and Directors serving as a Committee Chairperson on other committees receive an additional annual retainer of $2,500. The non-executive Chairman of the Board receives an additional annual retainer of $25,000. Robert G. Jones, President and CEO of the Company, is the only inside Director on the Board and receives no compensation for his Directorship. For more information on Director Compensation, please refer to pages 11 through 13.

Committees of our Board

The following table lists the current membership of the Company’s standing Board Committees.

		Compensation	Corporate
		and	Governance		Risk and	Community and
		Management	and	Funds	Credit	Social
Director	Audit	Development	Nominating	Management	Policy	Responsibility

Joseph D. Barnette, Jr.		X			Chair

Alan W. Braun				X	X	X

Larry E. Dunigan		X	Chair		X

Niel C. Ellerbrook		Chair	X

Andrew E. Goebel	Chair			X	X

Robert G. Jones

Phelps L. Lambert	X		X	Chair

Arthur H. McElwee, Jr.	X			X

James T. Morris		X

Marjorie Z. Soyugenc	X	X				Chair

Kelly N. Stanley			X

Linda E. White					X	X

The members of the Company’s Board are elected to various committees. The standing committees of the Board include an Audit Committee, a Compensation and Management Development Committee, a Corporate Governance and Nominating Committee, a Funds Management Committee, a Risk and Credit Policy Committee, and a Community and Social Responsibility Committee. Beginning in January of 2011, the Finance Committee (which had been previously ad hoc) became a standing committee of the Board.

The current members of the Audit Committee are Andrew E. Goebel (Chairman), Phelps L. Lambert, Arthur H. McElwee, Jr. and Marjorie Z. Soyugenc. The Audit Committee held eight meetings during 2010. The functions of the Audit Committee are described under “Report of the Audit Committee” on page 59. The Audit Committee has adopted a written charter which has been approved by the Board.

The current members of the Corporate Governance and Nominating Committee are Larry E. Dunigan (Chairman), Niel C. Ellerbrook, Phelps L. Lambert, and Kelly N. Stanley. The Corporate Governance and Nominating Committee met three times in 2010. The functions of the Corporate Governance and Nominating

Committee are described under “Report of the Corporate Governance and Nominating Committee and Other Board Matters” on page 5. The Corporate Governance and Nominating Committee has adopted a written charter which has been approved by the Board.

The current members of the Compensation and Management Development Committee are Niel C. Ellerbrook (Chairman), Joseph D. Barnette, Jr., Larry E. Dunigan, James T. Morris and Marjorie Z. Soyugenc. The Compensation and Management Development Committee met eight times during 2010. The functions of the Compensation and Management Development Committee are described under “Scope of Responsibilities” on page 24. The Compensation and Management Development Committee has adopted a written charter which has been approved by the Board.

The current members of the Risk and Credit Policy Committee are Joseph D. Barnette, Jr. (Chairman), Alan W. Braun, Larry E. Dunigan, Andrew E. Goebel and Linda E. White. The Risk and Credit Policy Committee met four times in 2010. The function of the Risk and Credit Policy Committee is to oversee the Company’s policies, procedures and practices relating to credit, operation and compliance risk. The Risk and Credit Policy Committee has adopted a written charter which has been approved by the Board.

The current members of the Community and Social Responsibility Committee are Marjorie Z. Soyugenc (Chairperson), Alan W. Braun and Linda E. White. The Community and Social Responsibility Committee met three times in 2010. The Community and Social Responsibility Committee has the responsibility to review the Company’s compliance with the Community Reinvestment Act, Fair Lending Practices, associate commitment and diversity, supplier diversity and the Company’s Affirmative Action Plan. In 2005, the Community and Social Responsibility Committee approved the formation of the Old National Bank Foundation through which major charitable gifts from the Company are funded. The Community and Social Responsibility Committee has adopted a written charter which has been approved by the Board.

The current members of the Funds Management Committee are Phelps L. Lambert (Chairman), Alan W. Braun, Andrew E. Goebel and Arthur H. McElwee, Jr. The Funds Management Committee met five times during 2010. The function of the Funds Management Committee is to monitor the balance sheet risk profile of the Company, including credit, interest rate, liquidity and leverage risks. The Funds Management Committee is also responsible for reviewing and approving the investment policy for the Company. The Funds Management Committee has adopted a written charter which has been approved by the Board.

For 2011, the members of the Finance Committee shall be Alan W. Braun (Chairman), Larry E. Dunigan and Linda E. White. The Finance Committee has the responsibility to review management’s financial forecasts, goals and budget and to monitor and provide appropriate feedback concerning the financial performance of the Company.

In addition to serving on the Corporate Governance and Nominating Committee, Kelly Stanley serves as Chairman of the Board of Directors of Old National Insurance, a subsidiary of the Company.

In addition to serving as a current member of the Audit Committee and the Funds Management Committee, Arthur McElwee, Jr. serves on the Board of Old National Insurance, a subsidiary of the Company.

Availability of Corporate Governance Documents

The Company’s Corporate Governance Guidelines (including the Director Independence Standards), Board committee charters for the Audit Committee, Corporate Governance and Nominating Committee, and the Compensation and Management Development Committee, as well as the Code of Business Conduct and Ethics, and the Code of Ethics for CEO and Senior Financial Officers can be viewed under the Investor Relations/Corporate Governance link on the Company’s website at www.oldnational.com. These documents, as well as charters for all of the Company’s Board committees, are available in print to any interested party who requests them by writing to: Corporate Secretary, Old National Bancorp, P.O. Box 718, Evansville, IN 47705-0718.

Risk Oversight

The entire Board is involved in overseeing risk associated with the Company. The charters of certain committees of the Board assign oversight responsibility for particular areas of risk. The Board and its committees monitor risks associated with their respective principal areas of focus through regular meetings with management and representatives of outside advisors.

The following is a summary of oversight responsibility for particular areas of risk:

•	Audit Committee. Risks and exposures associated with accounting, financial reporting, tax and maintaining effective internal controls for financial reporting.

•	Risk and Credit Policy Committee. Credit, regulatory, operational and enterprise risks, as well as litigation that may present material risk to the Company.

•	Corporate Governance and Nominating Committee. Risks associated with CEO succession planning. Risks with respect to corporate governance, including compliance with listing standards, committee assignments, conflicts of interest and director succession planning.

•	Funds Management Committee. Liquidity, capital and interest rate risks.

•	Compensation and Management Development Committee. Risks associated with the Company’s compensation programs and arrangements, including cash and equity incentive plans.

•	Community and Social Responsibility Committee. Risks associated with associate and customer commitment, the Community Reinvestment Act, fair lending, associate and supplier diversity and the Company’s Affirmative Action Plan.

•	Finance Committee. Budgeting oversight and management of budget risks.

Director Compensation

The Corporate Governance and Nominating Committee annually reviews and recommends the compensation for our non-employee Directors. No fees are paid to Directors who are also employees. As a starting point for its recommendations, the Corporate Governance and Nominating Committee uses the peer group compensation data prepared for the Compensation Committee by the Compensation Consultant. The Committee seeks to establish Board compensation that is at the median for the peer group.

For 2010, we paid all outside Directors an annual retainer of $35,000 for serving as Directors. Of this amount, we paid $20,000 in cash and $15,000 in the form of our stock. We paid this fee in two equal installments in May and November. In addition, Directors received $1,500 for each Board meeting they attended. We paid Board Committee members (other than Audit Committee members) $1,000 for each committee meeting attended, and we paid Audit Committee members $1,500 for each Audit Committee meeting attended. We pay meeting fees quarterly in the month following the end of the quarter, except fees for the last quarter of the year, which we pay in December.

For 2010, we paid the Non-Executive Chairman of the Board an additional retainer of $25,000. We paid the Audit Committee Chairman an additional retainer of $7,500 and other committee chairmen an additional retainer of $2,500. We paid these additional retainers in May.

We maintain a nonqualified deferred compensation plan, known as the “Directors Deferred Compensation Plan,” for our non-employee Directors. A Director may defer 25%, 50%, 75%, or 100% of his cash compensation pursuant to the plan. We credit a Director’s plan account with earnings based on the hypothetical earnings of an investment fund consisting of Company stock, the return on a recognized market index selected by the Compensation Committee, or a combination of the two, as elected by the Director. For the market index fund, we use a Bloomberg fund index, which approximates the risk and return associated with a diversified high quality corporate bond.

All amounts paid under the plan are paid from our general assets and are subject to the claims of our creditors. In most circumstances, deferred amounts are not distributed to the Director until after termination of his or her service. In general, the Director may elect to receive his or her plan benefits in a lump sum or in annual installments over two to ten years.

The following table shows all outside Director compensation paid for 2010. Mr. Jones is not compensated as a Director, since employees who serve as Directors are not compensated for their service as a Director.

2010 Director Compensation

				Change in Pension
				Value and
				Nonqualified
				Deferred
	Fees Earned		Stock	Compensation
	or Paid in		Awards (1)	Earnings (2)	Total
Name	Cash ($)		($)	($)	($)
(a)	(b)		(c)	(f)	(h)

Larry E. Dunigan, Chairman	90,500	(3)	14,992		105,492
Alan W. Braun	55,500		14,992		70,492
Joseph D. Barnette, Jr.	53,500	(4)	14,992		68,492
Niel C. Ellerbrook	45,500	(5)	14,992		60,492
Andrew E. Goebel	67,000	(6)	14,992		81,992
Phelps L. Lambert	61,500	(7)	14,992		74,127
Arthur H. McElwee, Jr.	57,500	(8)	14,992		72,492
James T. Morris	1,500	(9)			1,500
Marjorie Z. Soyugenc	57,500	(10)	14,992	2,085	74,577
Kelly N. Stanley	54,400	(11)	14,992		38,779
Linda E. White	47,000		14,992	469	62,461

(1) On May 7, 2010, Alan W. Braun, Joseph D. Barnette, Jr., Larry E. Dunigan, Niel C. Ellerbrook, Andrew E. Goebel, Phelps L. Lambert, Arthur H. McElwee, Jr., Marjorie Z. Soyugenc, Kelly N. Stanley and Linda E. White each received 551 shares of Company stock at a closing stock price of $13.61 per share with a Grant Date Fair Value of $7,499.11. On November 5, 2010, Alan W. Braun, Joseph D. Barnette, Jr., Larry E. Dunigan, Niel C. Ellerbrook, Andrew E. Goebel, Phelps L. Lambert, Arthur H. McElwee, Jr., Marjorie Z. Soyugenc, Kelly N. Stanley and Linda E. White each received 788 shares of Company stock at a closing stock price of $9.51 with a Grant Date Fair Value of $7,493.88.

(2) The amounts specified in Column (f) are attributable entirely to earnings credits under our Directors Deferred Compensation Plan in excess of the applicable federal long-term rate, with compounding (as described by Section 1274(d) of the Internal Revenue Code). The 2010 Change in Pension Value and Nonqualified Deferred Compensation “excess” earnings were: Phelps Lambert ($0 and -$2,365); Marjorie Soyugenc ($0 and $2,085); Kelly Stanley ($0 and -$30,615); and Linda White ($0 and $469).

(3) Includes additional retainer for services as Board Chairman and Corporate Governance and Nominating Committee Chairman.

(4) Includes additional retainer for services as Chairman of Risk and Credit Policy Committee.

(5) Includes additional retainer for services as Chairman of Compensation and Management Development Committee.

(6) Includes additional retainer for services as Chairman of Audit Committee.

(7) Includes additional retainer for services as Chairman of Funds Management Committee.

(8) Includes retainer for services as a member of the Northern Indiana Advisory Board.

(9) Mr. Morris was elected to the Board on October 28, 2010.

(10) Includes additional retainer for services as Chairperson of Community and Social Responsibility Committee.

(11) Includes additional retainer and meeting fees for services as Chairman of Old National Trust Company Board and as Chairman of ONB Insurance Board.

Item 1:	Election of Directors

The first item to be acted upon at the Annual Meeting is the election of twelve Directors to the Board of the Company. Each of the persons elected will serve a term of one year and until the election and qualification of his or her successor.

If any Director nominee named in this proxy statement shall become unable or decline to serve (an event which the Board does not anticipate), the persons named as proxies will have discretionary authority to vote for a substitute nominee named by the Board, if the Board determines to fill such nominee’s position. Unless authorization is withheld, the proxy, when properly validated, will be voted “FOR” the election as Directors of all of the nominees listed in this proxy statement.

Pages 15 through 22 contain the following information with respect to each Director nominee of the Company: name; principal occupation or business experience for the last five years; skills and other qualifications to serve on the Board; age; the year in which the nominee or incumbent Director first became a Director of the Company; the number of shares of common stock of the Company beneficially owned by the nominee or incumbent Director as of March 11, 2011; and the percentage that the shares beneficially owned represent of the total outstanding shares of the Company as of March 11, 2011. The number of shares of common stock of the Company shown as being beneficially owned by each Director nominee or incumbent Director includes those over which he or she has either sole or shared voting or investment power.

Listed below is certain biographical information of each of the nominees for election including his or her principal occupation and other business affiliations.

Nominees for Director to be Elected

Joseph D. Barnette, Jr.

Mr. Barnette, 71, was elected to the Board in 2005. He is Chairman of the Risk and Credit Policy Committee and a member of the Compensation and Management Development Committee. Mr. Barnette retired as President of The Sexton Companies in April 2009, an apartment development and management company, where he served since 2002. Mr. Barnette brings to the Board, among other skills and qualifications, financial and banking experience, as well as public company experience, as a result of a 40-year career in banking, which concluded in 2002 when he retired as Chairman & CEO of Bank One Indiana Corp.

Mr. Barnette holds a Bachelor of Arts degree from Wabash College, an MBA from Indiana University and is a graduate of the Stonier School of Banking. Mr. Barnette has been a Trustee of Wabash College in Crawfordsville, Indiana for more than 20 years and has served as Chairman of the Board of Trustees for nine years. He is a past board member of American Fletcher National Bank, American Fletcher Corporation and American Fletcher National Bank Swiss as well as the Indianapolis Water Company, Indianapolis Power & Light Co (IPALCO) and Meridian Insurance Company. He serves as a director of numerous civic and nonprofit organizations.

Alan W. Braun

Mr. Braun, 66, was elected to the Board in 1988. He is a member of the Funds Management Committee, Risk and Credit Policy Committee and the Community and Social Responsibility Committee, and serves as Chairman of the Finance Committee. Mr. Braun brings to the Board, among other skills and qualifications, 40+ years as a construction executive with Industrial Contractors, Inc., a Top 400 Contractor, where he has served as Chairman and CEO since 2009, and Chairman, President and CEO from 2003 to 2009. Mr. Braun also has management experience and an in-depth knowledge of finance, as well as banking, due to his lengthy tenure on the Company’s Board.

Mr. Braun holds a BBA in Accounting from the University of Notre Dame. Mr. Braun is a director of Koch Enterprises, Inc. and has served in leadership positions for numerous nonprofit and civic organizations.

Larry E. Dunigan

Mr. Dunigan, 68, was elected to the Board in 1982 and serves as the Company’s non-executive Chairman. He is Chairman of the Corporate Governance and Nominating Committee and a member of the Compensation and Management Development Committee, Risk and Credit Policy Committee and the Finance Committee. Mr. Dunigan has served as Chief Executive Officer of Holiday Management Company, a healthcare services company, since 1993, and as President of Holiday Management Foundation, a non-profit foundation, since 1975.

Mr. Dunigan brings to the Board, among other skills and qualifications, 40+ years as an entrepreneur and founder of several local businesses in the health care and communications industries, as well as 29 years as a member of the Board of the Company. He has extensive experience in management and brings to the Board – given his lengthy tenure on the Board – a strategic vision for the Company. He previously served as a director of the St. Louis Federal Reserve Board – Louisville Branch. Mr. Dunigan serves on the Board of Trustees for the University of Evansville and has served in leadership positions for numerous other nonprofit and civic organizations.

Non-management members of the Board elected Mr. Dunigan to serve as the non-executive Chairman in 2004 where he serves as a vital link between the management and the Board of Directors.

Niel C. Ellerbrook

Mr. Ellerbrook, 62, was elected to the Board in 2002. He is Chairman of the Compensation and Management Development Committee and serves on the Corporate Governance and Nominating Committee. From 2000 to 2010, he served as Chairman and CEO of Vectren Corporation, an Evansville, Indiana based publicly traded company. He will continue to serve as the non-executive Chairman of Vectren Corporation until May 11, 2011. Mr. Ellerbrook brings to the Board, among other skills and qualifications, a 30+ year management career in the energy industry. He also has significant experience as a senior executive of a large public company and significant experience in finance.

Mr. Ellerbrook holds a BS in Accounting from Ball State University. He serves as Chairman of the Board of Trustees of the University of Evansville. Mr. Ellerbrook serves in leadership positions for numerous nonprofit and civic organizations.

Andrew E. Goebel

Mr. Goebel, 63, was elected to the Board in 2000. He is Chairman of the Audit Committee and is an “Audit Committee Financial Expert” as defined by the SEC. He is a member of the Funds Management Committee and Risk and Credit Policy Committee. Mr. Goebel has served as a financial and management consultant since 2003. Mr. Goebel brings to the Board, among other skills and qualifications, a 34-year career in the energy industry where he served in various capacities including President and Chief Operating Officer of Vectren Corporation where he retired from in 2003. He also has significant experience as a senior executive of a large public company and significant experience in finance.

Mr. Goebel holds a BSBA and an MBA from the University of Evansville. He serves as a director of various privately-held companies headquartered in Southwest Indiana, including Brake Supply Company, Inc., South Central Communications and Community Natural Gas Company, Inc. He also serves as a director of Indiana-American Water Company, headquartered in Greenwood, Indiana, a wholly-owned subsidiary of American Water Works Company, the largest publicly traded water utility in the country. He is a member of the Board of Trustees of the University of Evansville and serves in leadership positions for numerous other nonprofit and civic organizations.

Robert G. Jones

Mr. Jones, 54, was elected to the Board in 2004 when he became President and CEO of the Company. Prior to joining Old National, Mr. Jones served for 25 years at KeyCorp, most recently as CEO of McDonald Investments Inc., the KeyCorp business unit that provides brokerage, capital markets, insurance, investment banking, and asset management services.

Mr. Jones brings to the Board, among other skills and qualifications, extensive bank management experience derived from working over 30 years in the banking industry. Mr. Jones’ strong leadership skills, extensive banking experience, and knowledge of the Company and its products and services is tremendously valuable to the Board. Mr. Jones also brings to the Board a broad strategic vision for the Company, and the Board believes this is valuable in developing and implementing the Company’s strategic growth initiatives.

Mr. Jones holds a BA in Political Science and Business Administration from Ashland University. He serves on the Federal Reserve Bank of St. Louis Board of Directors, where he is as a member of its Executive Committee and chairs the Audit Committee.

In addition to serving as a member of the Board of Trustees of the University of Evansville and a Board member of Deaconess Hospital, Mr. Jones was elected as a Board member for Vectren Corporation on February 2, 2011. Mr. Jones also serves in leadership positions for numerous other nonprofit and civic organizations.

Phelps L. Lambert

Mr. Lambert, 63, was elected to the Board in 1990. He is Chairman of the Funds Management Committee and member of the Audit Committee and Corporate Governance and Nominating Committee. Since 1992, Mr. Lambert has served as Managing Partner of Lambert and Lambert, an investment partnership. Mr. Lambert brings to the Board, among other skills and qualifications, financial and legal expertise as well as 14+ years serving as COO/CEO of Farmers Bank & Trust Company in Henderson, Kentucky.

Mr. Lambert holds a BA in Political Science from Brown University and a Juris Doctorate from the University of Kentucky. He is a member of the Kentucky Bar Association.

Arthur H. McElwee, Jr.

Mr. McElwee, 68, was elected to the Board in 2007. He is a member of the Audit Committee and Funds Management Committee. Mr. McElwee has served as Chairman of Toefco Engineered Coating Systems, Inc., an industrial coatings application company, since 2008, and as Chairman and President of Toefco from 1994 to 2008. He has served as a Partner in Rosenthal Partners Capital Advisors, LLC, a private investment company, since 2009.

Mr. McElwee brings to the Board, among other skills and qualifications, extensive experience in management, finance and the banking industry. Mr. McElwee’s banking career began in 1962 with the former First National Bank of Bloomington, Indiana. In 1974, he became President of the former St. Joseph Bank and Trust Company in South ... Bend, Indiana. This bank became Trustcorp Bank in 1988 and Society Bank, Indiana following a subsequent merger whereby Mr. McElwee served as Chairman and Chief Executive Officer. In 1991, Mr. McElwee became President of Goshen Rubber Company, Inc. in Goshen, Indiana.

Mr. McElwee served as founder and Director of St. Joseph Capital Bancorp in Mishawaka, Indiana from 1997 to 2007 when it merged with Old National. Mr. McElwee serves as a Partner in St. Joseph Development & Investment Company and McElwee Real Estate, LLC.

James T. Morris

Mr. Morris, 67, was elected to the Board in October of 2010. He is a member of the Compensation and Management Development Committee and serves on the Board of ONB Insurance Group, a subsidiary of the Company.

Mr. Morris has served as President of Pacers Sports & Entertainment, a professional basketball and building management company, since 2007. From 2002 to 2007, he served as Executive Director of the United Nations World Food Programme, the largest humanitarian agency in the world addressing world hunger. From 1989 to 2002, Mr. Morris served as Chairman and CEO of IWC Resources Corporation and its principal subsidiary, Indianapolis Water Company. IWC Resources Corporation was a publicly-traded holding company with 2,500 employees in the water utility/utility services industry. From 1973 to 1989, he served in various executive positions for Lilly Endowment, Inc., a private philanthropic foundation. He also served as Administrative Assistant and Chief of Staff in the Office of the Mayor, City of Indianapolis from 1967 to 1973. He served under former Mayor Richard G. Lugar, currently Indiana’s senior United States Senator. From 1965 to 1967 he was involved in the training program and correspondent and consumer banking for American Fletcher National Bank.

Mr. Morris brings to the Board, among other skills and qualifications, extensive experience in management and leadership with various companies and other philanthropic organizations. He also has extensive experience as a senior executive of a large public company.

Mr. Morris holds a Bachelor of Arts Degree from Indiana University and an MBA from Butler University.

Mr. Morris serves in leadership positions for numerous nonprofit and civic organizations.

Marjorie Z. Soyugenc

Ms. Soyugenc, 70, was elected to the Board in 1993. She is Chairman of the Community and Social Responsibility Committee and a member of the Audit Committee and Compensation and Management Development Committee. Since 2009, Ms. Soyugenc has served as Chairman of Evansville Metal Products, a manufacturer of metal products. Ms. Soyugenc previously enjoyed a 40-year career in the healthcare industry, serving as CEO of the former Welborn Baptist Hospital in Evansville, Indiana from 1986 to 1999 and CEO of Welborn Baptist Foundation, Inc., a non-profit foundation, from 1999 to 2009. Ms. Soyugenc’s management and leadership skills, developed over a 40-year career in the healthcare industry, among other skills and qualifications, assists the Board in fulfilling its oversight role.

Ms. Soyugenc holds a BS in Biology from the Illinois Institute of Technology and an MBA from the University of Evansville. She serves on the Board of Trustees of the University of Evansville, as a Director of Southwestern Healthcare, Inc. and WNIN. She serves in leadership positions for numerous nonprofit organizations.

Kelly N. Stanley

Mr. Stanley, 67, was elected to the Board in 2000. He is a member of the Corporate Governance and Nominating Committee and serves as Chairman of the Board for ONB Insurance Group, a subsidiary of the Company. Mr. Stanley has held leadership roles in the healthcare industry for 30+ years. In 2009, he retired as President and CEO of Cardinal Health System, Inc. His career also includes several years of service as Chairman of Ball Memorial Hospital, Inc., a health services provider, and Vice Chairman of Cardinal Health System, Inc. He was President of BMH Foundation, Inc., a non-profit foundation, from 2005 to 2007 and currently serves as Chairman of the organization. Mr. Stanley’s professional career includes nine years of practicing law and 15 years as in-house general counsel. He served as CEO of Ontario Corporation, a privately-held international manufacturing and technology company headquartered in Muncie, Indiana for 10 years. Mr. Stanley brings to the Board, among other skills and qualifications, extensive business and legal skills that assist the Board in fulfilling its oversight role of management.

Mr. Stanley holds a BS in Business from Miami University (Oxford, Ohio) and a JD from the Indiana University School of Law. Mr. Stanley served as Chairman of American National Bank at the time of its merger with Old National Bank. For over 10 years he served in various board leadership roles with the United States Chamber of Commerce, including as Chairman of that organization from 1999 to 2000. Additionally, Mr. Stanley has served in leadership positions for numerous non-profit and civic organizations.

Linda E. White

Ms. White, 61, was elected to the Board in 2008. She is a member of the Community and Social Responsibility Committee, Risk and Credit Policy Committee and the Finance Committee. Ms. White has served as an administrator at Deaconess Hospital since 1985. Since 2004, she has served as President and CEO for Deaconess Health System, Inc. which includes six acute care hospitals in southwest Indiana. Ms. White brings to the Board, among other skills and qualifications, extensive experience in management and leadership in the healthcare industry.

Ms. White holds a BS in Nursing and an MBA from the University of Evansville. She also holds a BS in Applied Mathematics from Indiana State University and an advanced certification as an American Nurse Administrator. She is a fellow in the American College of Healthcare Executives. She serves on the board of Deaconess Hospital, Deaconess Health System, Indiana Hospital Association and VHA Central. She serves on the board of the Boys & Girls Club and is a member of the Board of Trustees of the University of Evansville.

Our Board unanimously recommends that you vote “FOR” the election of the twelve candidates for Director.

COMMON STOCK BENEFICIALLY OWNED BY DIRECTORS
AND EXECUTIVE OFFICERS

The following table and accompanying footnotes set forth information concerning the beneficial ownership of the shares of common stock of the Company as of March 11, 2011 by (i) each person or entity known by us to own beneficially more than 5% of our Common Stock; (ii) each Director and Named Executive Officer; and (iii) all Directors and Executive Officers as a group.

	Number of Shares		Percent of
Name of Person	Beneficially Owned (1)		Common Stock

BlackRock, Inc.	7,281,446	(2)	7.39%
The Vanguard Group, Inc.	4,418,261	(3)	5.06%
Joseph D. Barnette, Jr.	12,875	(4)	*
Alan W. Braun	315,483	(5)	*
Larry E. Dunigan	341,494	(6)	*
Niel C. Ellerbrook	16,369	(7)	*
Andrew E. Goebel	21,372	(8)	*
Robert G. Jones	488,413	(9)	*
Phelps L. Lambert	181,794	(10)	*
Arthur H. McElwee, Jr.	37,760	(11)	*
Daryl D. Moore	400,656	(12)	*
James T. Morris	2,936		*
Allen R. Mounts	186,958	(13)	*
Barbara A. Murphy	124,835	(14)	*
Marjorie Z. Soyugenc	293,388	(15)	*
Kelly N. Stanley	68,692	(16)	*
Linda E. White	13,916	(17)	*
Christopher A. Wolking	215,117	(18)	*
Directors and Executive	3,111,259		3.3%
Officers as a Group (20 persons)

*Less than 1%

(1)	Unless otherwise indicated in a footnote, each person listed in the table possesses sole voting and sole investment power with respect to the shares shown in the table to be owned by that person.
(2)	BlackRock, Inc. reported beneficial ownership in a Schedule 13G filed with the SEC on January 21, 2011. The Schedule 13G reported that BlackRock, Inc. has sole voting power and sole dispositive power over 7,281,446 shares. BlackRock, Inc. is located at 40 E. 52nd Street, New York, NY 10022.
(3)	The Vanguard Group, Inc. reported beneficial ownership in a Schedule 13G filed with the SEC on February 9, 2011. The Schedule 13G reported that The VanGuard Group, Inc. has sole voting power and shared dispositive power over 141,223 shares and sole dispositive power over 4,277,038 shares. The VanGuard Group, Inc. is located at 100 Vanguard Blvd., Malvern, PA 19355.
(4)	Includes 1,000 shares held by Charlene Ann Barnette, Mr. Barnette’s spouse.
(5)	Includes 316 shares held by Alan W. and Sharon A. Braun. Also includes 65,697 shares held in The Braun Investment Partnership, L.P. of which Mr. Braun is a general partner. Mr. Braun disclaims beneficial ownership of the shares except to the extent of his pecuniary interest.

(6)	Includes 10,722 shares held by Kevin T. Dunigan Trust, Sharon Dunigan, trustee; 3,980 shares held by Mitchell Ryan Dunigan Trust, Larry Dunigan, trustee; 3,423 shares held by Sharon Dunigan and 101,114 shares held by Larry E. and Sharon Dunigan.
(7)	Includes 1,485 shares held by Karen Ellerbrook, Mr. Ellerbrook’s spouse.
(8)	Includes 950 shares held by Darlene Goebel, Mr. Goebel’s spouse.
(9)	Includes 250,250 shares issued to Mr. Jones upon exercise of outstanding stock options immediately exercisable. Also includes 105,794 shares of performance-based restricted stock, and 36,756 shares of phantom stock in the ONB Deferred Compensation Plan.
(10)	Includes 11,765 shares held by Carol M. Lambert, Mr. Lambert’s spouse. Also includes 5,587 shares of phantom stock in the ONB Deferred Compensation Plan.
(11)	Includes 2,000 shares held by Mrs. McElwee, Mr. McElwee’s spouse and 300 shares held in custodial name for six individual grandchildren.
(12)	Includes 332,545 shares issued to Mr. Moore upon exercise of outstanding stock options immediately exercisable. Also includes 14,444 shares of performance-based restricted stock and 9,034 shares of service-based restricted stock.
(13)	Includes 131,581 shares issued to Mr. Mounts upon exercise of outstanding stock options immediately exercisable. Also includes 18,346 shares of performance-based restricted stock and 10,701 shares of service-based restricted stock.
(14)	Includes 68,700 shares issued to Ms. Murphy upon exercise of outstanding stock options immediately exercisable. Also includes 24,369 shares of performance-based restricted stock and 15,567 shares of service-based restricted stock.
(15)	Includes 268,339 shares held by Rahmi Soyugenc, Ms. Soyugenc’s spouse.
(16)	Includes 252 shares held by Donna M. Stanley, Mr. Stanley’s spouse. Also includes 28,830 shares of phantom stock in the ONB Deferred Compensation Plan.
(17)	Includes 9,285 shares of phantom stock in the ONB Deferred Compensation Plan.
(18)	Includes 147,488 shares issued to Mr. Wolking upon exercise of outstanding stock options immediately exercisable. Also includes 24,369 shares of performance-based restricted stock, 15,567 shares of service-based restricted stock, and 3,952 shares of phantom stock in the ONB Deferred Compensation Plan.

Executive Officers of the Company

The executive officers of the Company are listed in the table below. Each officer serves a term of office of one year and until the election and qualification of his or her successor.

Name	Age	Office and Business Experience

Robert G. Jones	54	President, Chief Executive Officer, and Director of the Company since September 2004. CEO of McDonald Investments, Inc., a subsidiary of Keycorp, from September 2001 to September 2004, and Executive Vice President of Keycorp from December 1999 to September 2001.

Christopher A. Wolking	51	Senior Executive Vice President and Chief Financial Officer of the Company since January 2007, and Executive Vice President and Chief Financial Officer of the Company from January 2005 to January 2007. Senior Vice President of the Company from 2001 to January 2005 and Vice President of the Company from 1999 to 2001. Treasurer of the Company from 1999 to January 2005.

Barbara A. Murphy	60	Senior Executive Vice President of the Company since January 2007. Chief Banking Officer of the Company since December 2006. Executive Vice President of the Company from June 2005 to January 2007. Chief Risk Officer of the Company from June 2005 to December 2006. Previously, Executive Vice President at Bank One in Chicago, Illinois and Columbus, Ohio from 1989 to 2004, serving in various banking leadership positions.

Caroline J. Ellspermann	43	Executive Vice President of the Company since December 2004, CEO of Old National Trust Company since October 2004 and President of Old National Wealth Management since June 2003. Senior Vice President of the Company and Manager of Old National Private Client Group from 2001 to June 2003.

Jeffrey L. Knight	51	Executive Vice President and Chief Legal Counsel of the Company since December 2004, and Senior Vice President of the Company from 2001 to 2004. Corporate Secretary of the Company since 1994 and General Counsel of the Company from 1993 to 2004.

Daryl D. Moore	53	Executive Vice President and Chief Credit Officer of the Company since January 2001 and Senior Vice President of the Company from 1996 to 2001.

Allen R. Mounts	59	Executive Vice President and Chief Administrative Officer of the Company since April 2007, and Executive Vice President and Chief Human Resources Officer of the Company from January 2005 to April 2007. Senior Vice President of the Company from 2001 to January 2005 and Vice President of the Company from 1993 to 2001. Director of Human Resources of the Company from 1993 to January 2005.

Candice J. Rickard	47	Executive Vice President and Chief Risk Officer of the Company since December 2006. Senior Vice President and Corporate Controller of the Company from January 2005 to December 2006, Vice President and Corporate Controller of the Company from April 2002 to January 2005, Vice President and Financial Reporting Manager of the Company from December 2001 to April 2002, and Financial Reporting Manager of the Company from August 2001 to December 2001.

James C. Ryan, III	39	Executive Vice President and Director of Corporate Development of the Company since July 2009. Senior Vice President and Integration Executive of the Company from December 2006 to July 2009. Senior Vice President and Treasurer of the Company from March 2005 to December 2006. Vice President at Wells Fargo Home Mortgage from July 2004 to March 2005, overseeing pricing in the finance group.

Compensation and Management Development Committee Matters

The Board appoints the members of the Compensation and Management Development Committee (“Compensation Committee”). The Compensation Committee is currently composed of five non-employee Directors, each of whom is independent from management and the Company (as independence is currently defined in the NYSE’s listing requirements and in the Company’s Corporate Governance Guidelines). No member is eligible to participate in any management compensation program.

Compensation and Management Development Committee Charter

The Compensation Committee operates pursuant to a written charter. A copy of the Compensation Committee’s charter is available on our web site, www.oldnational.com, under the Investor Relations/Corporate Governance link. As required by the charter, in early 2011 the Compensation Committee reviewed the charter and conducted an annual performance evaluation, the results of which have been discussed with the Compensation Committee members and shared with the Company’s Corporate Governance and Nominating Committee.

Compensation Consultant

The Compensation Committee retained Mercer(US)Inc. (“Mercer”) to provide information, analyses and advice regarding executive and Director compensation, as described further in this report. The Mercer consultant who performs these services reports directly to the Committee Chairman. With consent of the Committee Chairman, Mercer may, from time to time, contact the Company’s executive officers for information necessary to fulfill its assignments and may make reports and presentations to and on behalf of the Committee that the executive officers also receive. All of the decisions with respect to determining the amount or form of executive and Director compensation under the Company’s executive and Director compensation programs are made by the Committee and may reflect factors and considerations other than the information and advice provided by Mercer. To the extent that the outside consultant’s work involves Director compensation, that work is shared with the Corporate Governance and Nominating Committee, which is responsible for reviewing and making recommendations to the Board regarding Director compensation and benefits.

Although Mercer provided guidance to the Committee for 2010 compensation decisions, in May 2010, the Compensation Committee retained the services of Pearl Meyer & Partners to provide information, analysis and advice regarding executive and director compensation for the upcoming fiscal year 2011.

Scope of Responsibilities

The Compensation Committee is responsible for approving and evaluating the Company’s employee compensation and benefit programs, ensuring the competitiveness of those programs, and advising the Board regarding the talent development and succession management of key executives of the Company. The Compensation Committee is responsible for annually reviewing, approving, and recommending to the Board for its approval all elements of the compensation of the Chief Executive Officer and other executive officers who report directly to the Chief Executive Officer. The Compensation Committee is also responsible for determining awards to employees of stock or stock options pursuant to the Company’s 2008 Incentive Compensation Plan.

Compensation and Management Development Committee Interlocks and Insider Participation

No member of the Compensation Committee is or was formerly an officer or employee of the Company. No executive officer of the Company currently serves or in the past year has served as a member of the compensation committee or board of Directors of another company of which an executive officer serves on the Compensation Committee. Nor does any executive officer of the Company serve or has in the past year served as a member of the compensation committee of another company of which an executive officer serves as a Director of the Company.

Assessing Risk in Compensation

Our compensation programs do not use highly leveraged incentives that drive risky short-term behavior. The programs of the Company are focused on the long-term, and therefore the highest compensation can be earned through the achievement of consistent, quality earnings over an extended period of time. With the adoption of stock ownership requirements that require Company management to maintain a significant ownership level of stock, there is a strong incentive to ensure the Company is managed with a long-term view, and this helps to ensure that Company management avoids excessive risk taking in the short term. With the balance of compensation among annual salary, short-term incentive and long-term equity awards, no particular element of compensation is excessively weighted on a single performance measure.

In 2010, the Board adopted a Bonus Recoupment or Clawback Policy that provides the Board with authority to recover a bonus or other incentive payout paid to any Named Executive Officer or executive officer in appropriate circumstances where there has been a material restatement of the Company’s financial results. This Policy, along with a requirement that executive officers maintain a significant level of stock ownership in the Company while they are employees, serves to ensure the Company is managed with a long-term view.

Our Compensation Committee reviewed the relationship between our risk management policies and practices and the incentive compensation provided to the Named Executive Officers at its January 21, 2010 meeting. After review with the Company’s Chief Risk Officer and representatives of Mercer, the Committee determined that our incentive compensation programs do not encourage unnecessary and excessive risk taking.

Compensation and Management Development Committee Report

The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis required by Item 402(b) of SEC Regulation S-K with management and, based on such review and discussions, the Compensation Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this proxy statement.

Submitted by,

Members of the Compensation Committtee

Niel C. Ellerbrook, Chairman
Joseph D. Barnette, Jr.
Larry E. Dunigan
James T. Morris
Marjorie Z. Soyugenc

Executive Compensation

Compensation Discussion and Analysis

Overview

This Compensation Discussion and Analysis describes the key principles and approaches used to determine the compensation of our Chief Executive Officer, Chief Financial Officer, and our other three most highly compensated executive officers. Detailed information regarding the compensation of these executive officers, who are referred to as “Named Executive Officers” or “NEOs”, appears in the tables following this Compensation Discussion and Analysis. This discussion should be read in conjunction with those tables.

This Compensation Discussion and Analysis consists of the following parts:

•	Executive Summary
•	Responsibility for Executive Compensation Decisions.
•	Compensation Philosophy and Objectives.
•	Role of Executive Officers in Compensation Decisions.
•	Compensation Committee Procedures.
•	Setting Executive Compensation for 2010.
•	Changes in Executive Compensation in 2011.

Executive Summary

We seek to closely align the interests of our Named Executive Officers with the interests of our shareholders. Our compensation programs are designed to reward our Named Executive Officers for the achievement of short-term and long-term strategic and operational goals and the achievement of increased total shareholder return, while at the same time avoiding the encouragement of unnecessary or excessive risk-taking. Our Named Executive Officers’ total compensation is comprised of a mix of base salary, annual cash incentive awards and long-term incentive awards paid in equity.

Despite a difficult economic environment, we significantly improved our operating performance during the last completed fiscal year. As described in “Management’s Discussion and Analysis of Financial Conditions and Results of Operations” in our Annual Report on Form 10-K, our fiscal 2010 financial results were strong relative to our fiscal 2009 results.

Our fiscal 2010 financial performance, including our performance relative to our peers, along with the individual performance of our executive officers, served as key factors in determining compensation for 2010, including as follows:

•	In light of continuing concerns about the economy and the Company’s expected performance, the Compensation Committee determined to make no base salary changes, with the exception of Mr. Mounts, for our Named Executive Officers in fiscal 2010.

•	EPS and total shareholder return are generally the key metrics for our Named Executive Officers’ annual cash incentive awards. These metrics provide for a balanced approach to measuring annual company performance. In 2010, in light of the extraordinary banking environment, no awards were paid out under the short-term incentive plan.

•	Long-term incentive compensation continues to make up a significant portion of the compensation for each of our Named Executive Officers, comprised of equity awards which have value that is closely linked to the Company’s shareholder returns, along with EPS and net charge-off ratios.

We believe that our compensation program builds upon the Company’s compensation governance framework and our overall pay-for-performance philosophy, which are demonstrated by:

•	We amended all employment agreements by:

–	Eliminating tax gross-ups on severance benefits

–	Eliminating tax gross-ups on perquisites

–	Eliminating the ability of executives to quit within 12 months of a change in control and be entitled to severance benefits

–	Provided only pro-rata acceleration of equity awards upon a change in control contingent on actual company performance

•	We award a significant portion of our long-term incentive compensation in the form of performance-based restricted stock, which vests over a three-year period only upon the achievement of specific goals for EPS, net charge-off ratio, and total shareholder return. With a three-year vesting period, we hope to more closely align our Named Executive Officers’ incentives with the long-term interests of shareholders.

•	We implemented a Bonus Recoupment or Clawback Policy in 2010 to provide our Board with authority to recover a bonus or other incentive payout paid to any executive officer, including the Named Executive Officers, in the event there is a material restatement of the Company’s financial results.

•	We no longer provide a defined benefit pension plan to our Named Executive Officers, and provide supplemental benefits only to the extent that there have been reductions in benefits due to limitations under the Internal Revenue Code.

•	We maintain rigorous stock ownership guidelines.

•	We maintain a policy that prohibits our directors, Named Executive Officers, and other key executive officers from hedging the economic interest in the Company securities that they hold.

•	We have a policy relating to our Company stock that prohibits Company personnel, including the Named Executive Officers, from engaging in any short-term, speculative securities transactions, including purchasing securities on margin, engaging in short sales, buying or selling put or call options, and trading in options (other than those granted by the Company).

•	We consider internal pay equity analyses when making compensation determinations with regard to the Named Executive Officers.

•	We use tally sheets that provide information as to all compensation that is potentially available to our Named Executive Officers.

•	The Compensation Committee engages an independent compensation consultant that does not provide any services to management.

•	We have a strong risk management program, which includes our Compensation Committee’s significant oversight of the ongoing evaluation of the relationship between our compensation programs and risk.

We encourage you to read this Compensation Discussion and Analysis for a detailed discussion and analysis of our executive compensation program, including information about the fiscal 2010 compensation of the Named Executive Officers.

Responsibility for Executive Compensation Program

Subject to full Board approval, the Compensation Committee of our Board is responsible for establishing and implementing our general executive compensation philosophy and determining the compensation for all of our executive officers reporting directly to the Chief Executive Officer, including our “Named Executive Officers.” The Compensation Committee’s charter permits the Compensation Committee to delegate authority to subcommittees. In 2010, the Compensation Committee made no delegation of its authority over compensation matters relating to our Named Executive Officers.

Compensation Philosophy and Objectives

Through our compensation program for executive officers, we strive to attract and retain superior executives in a highly competitive environment and provide financial incentives that align our executive officers’ interests with those of our shareholders. The Compensation Committee believes that the primary components of each executive officer’s compensation should be a competitive base salary and incentive compensation that rewards the achievement of annual and long-term objective performance goals. The Compensation Committee also believes stock ownership is important, because it aligns our executives’ interests with the interests of our shareholders. Thus, equity compensation represents a significant element of each executive officer’s potential compensation.

The Company believes that it is important to maintain consistency in our compensation philosophy and objectives, although it is sometimes necessary to adjust certain programs as economic and business conditions change. Value creating performance by the executive officers of the Company does not always translate into an immediate appreciation in the Company’s stock price or net income performance. This is particularly true in the financial industry where many financial institutions are currently experiencing economic stress. The Board of Directors and executive management are aware of the impact of the financial industry distress on the Company’s performance in 2010, but the Board intends to continue to reward management performance with cash and equity compensation based on a philosophy and belief that the strong operating fundamentals in the Company will be reflected in earnings growth and eventual stock price appreciation. It is in this context that certain actions were taken by the Board to reward executive management for 2010 performance and to establish incentive goals for 2011.

Role of Executive Officers in Compensation Decisions

The Compensation Committee reviews, approves, and recommends to our full Board each element of compensation for each executive officer reporting directly to the Chief Executive Officer, including all Named Executive Officers. The Compensation Committee considers the recommendations of the Chief Executive Officer in determining the base salary, annual incentive compensation and long-term incentive awards for each of the executive officers of the Company other than the Chief Executive Officer, but ultimately the Committee make all determinations in its discretion as to final pay outcomes. Together with the Compensation Committee, our Chief Executive Officer annually reviews the performance of each of our other executive officers, the compensation of each executive officer, including base salary, annual incentive compensation and long-term incentive awards and makes recommendations to the Compensation Committee regarding the compensation of those officers for the following year. The Compensation Committee Chairman annually reviews our Chief Executive Officer’s compensation with representatives from Mercer (following an annual performance review lead by the Company’s non-executive Chairman) and makes recommendations to the Compensation Committee regarding the Chief Executive Officer’s compensation for the following year. The Chief Executive Officer is not involved in the final determination regarding his own compensation, and all decisions with respect to the Chief Executive Officer’s compensation are made in executive session of the Compensation Committee, without the Chief Executive Officer present.

Committee Procedures

The Compensation Committee engaged Mercer, a nationally recognized compensation consulting firm, to assist it in evaluating our executive compensation structure and expenses. Mercer has fulfilled this role since 2003. For 2010, Mercer:

•	assessed the competitiveness of our compensation packages for executive officers;

•	analyzed our business performance over one-year and three-year periods; and

•	evaluated the relationship between executive officer pay and our performance.

In examining our business performance, Mercer focused on:

• growth in fully-diluted earnings per share (“EPS”)
• net income growth
• return on average equity
• return on average assets
• revenue per share growth
• non-performing loans ratio
• total shareholder return
• book value per share • net interest margin • non-interest income growth • deposit growth • asset growth • net charge-off ratio • market/book ratio

In evaluating the competitiveness of our compensation levels for Named Executive Officers and other members of management, Mercer gathers pay and performance data from a peer group of publicly-traded financial services companies that includes a broad representation of regional banks within the Company’s region of operation and which are similar in asset size to the Company. Mercer selects the peer group with input from the Compensation Committee. The Compensation Committee considers the peer group data when evaluating the compensation for all of the Named Executive Officers. The composition of the peer group may be amended from year to year to take account of mergers, acquisitions, and other changes that make a company more or less appropriate for inclusion. The Compensation Committee has at times removed companies from the peer group because the companies’ asset sizes were deemed by the Compensation Committee to not be representative of the other companies in the group and in excess of the Company’s asset size. The median size of the peer group is now more closely reflective of the Company at approximately $8 billion. Under SEC disclosure rules, companies generally limit executive compensation disclosure to their most highly compensated executive officers. To determine competitive pay for these positions, Mercer uses data from publicly-filed documents as well as data from its proprietary market surveys. For the remaining executives, Mercer uses data from its proprietary market surveys only. The market surveys include a broader range of companies and do not provide company-specific information. The survey data is used as a “general reference” and is one of a number of factors considered in determining where pay is actually set.

For 2010 compensation decisions, our publicly-traded peer group consisted of the following 29 companies which have asset sizes ranging from $1.7 billion to $16.6 billion:

1st Source Corporation
AMCORE Financial, Inc.
BancorpSouth, Inc.
Bank of Hawaii Corporation
Citizens Republic Bancorp, Inc.
Cullen/Frost Bankers, Inc.
F.N.B. Corp.
First Busey Corp.
First Commonwealth Financial Corp.
First Merchants Corporation	First Midwest Bancorp, Inc.
FirstMerit Corporation
Fulton Financial Corporation
Hancock Holding Company
Integra Bank Corporation
International Bancshares Corporation
MB Financial, Inc.
National Penn Bancshares, Inc.
Park National Corp.
Republic Bancorp, Inc.	S.Y. Bancorp
South Financial Group, Inc.
Susquehanna Bancshares, Inc
Trustmark Corp.
UMB Financial Corporation
United Bankshares, Inc.
Valley National Bancorp
WesBanco, Inc.
Whitney Holding Corporation

Mercer has agreed that this peer group continued to be appropriate for the Company’s pay and performance benchmarking for 2010.

In making its recommendation to the Compensation Committee regarding executive officer compensation, Mercer reviews the compensation practices and performance of the peer companies and discusses our performance and strategic objectives with our Chief Executive Officer and Chief Financial Officer. Before the beginning of each fiscal year, Mercer provides the Compensation Committee with a detailed written report regarding our executive compensation structure, its competitiveness relative to the peer group companies, and the alignment of our executive pay with the Company’s performance.

In preparation for the evaluation of 2010 compensation and development of the written report, Mercer reviewed the business performance of Old National and the peer companies over one-year and three-year periods through the end of 2008, as well as projected results for 2009 and evaluated the alignment of pay and performance.

Mercer noted that Old National’s 2008 business performance and 2009 year-to-date results were slightly above the median of the peers. Using an unweighted average of the performance measures, 2008 business performance was at 53% and 2009 performance was at 56% by the end of the third quarter as compared to peers. Mercer reviewed the same performance measures for the three year periods through 2008 and through the third quarter of 2009. Performance for the three-year period compared to peers was at 45% and 51% respectively.

As part of its written report, Mercer reported that Old National’s targeted compensation levels were slightly below the relevant market benchmarks, primarily due to low salaries for certain executives. Incentive opportunities (both annual and long-term) were competitive with the market. Mercer noted that actual compensation levels approximated median market values. Base salaries and actual total cash compensation were slightly below the market median, while long-term incentives (based on expected values of awards when granted) were slightly above the market median. Total direct compensation was slightly below the median.

Mercer’s review evaluates overall compensation as well as each significant component of compensation. It evaluates whether the compensation structure continues to provide the appropriate incentives and alignment of executive officers’ interests with those of our shareholders. Mercer meets with the Compensation Committee to discuss its written report, answer questions, and discuss issues that require further study.

The Compensation Committee considers the information provided by Mercer, including compensation reports and Mercer’s recommended best practices as a baseline for establishing targeted total compensation, principal compensation components, and determining the allocation of total potential compensation components for each Named Executive Officer and other executives in the Company. In general, we seek to establish total compensation, base salaries, annual incentive compensation, and long-term equity incentive compensation for each position at or near the median for the peer group, if targeted performance is achieved; and at or near the 75% percentile of the peer group, if exceptional performance is achieved. The Compensation Committee also seeks to allocate potential total compensation among base salary, annual incentive compensation, and longer-term incentive compensation in proportions that reflect peer group averages.

Executive Compensation for 2010

Components of Compensation. In establishing the 2010 compensation for our executive officers, the Compensation Committee:

•	analyzed the compensation levels of comparable executive officers in the peer group;

•	determined a mix of base salary and cash incentive opportunity, along with an equity position to align our executive officers’ compensation with our performance and leadership accomplishments;

•	assessed our executive officers’ performance; and

•	assessed our financial and business results relative to other companies within the banking industry as well as to our own past performance and financial goals.

The principal components of each executive officer’s compensation used by the Compensation Committee to reward, align and retain our named executives are:

•	base salary;

•	annual incentive compensation; and

•	long-term equity incentive compensation.

In general, we strive to target the percentage that each of these components bears to the total compensation for our executive officer group as a whole, assuming the achievement of targeted performance, to approximately the corresponding percentages for the peer group.

According to Mercer’s report, the following chart represents each element of compensation and the corresponding percentage of total compensation represented by each element for our peer group for the Named Executive Officers’ compensation for 2010:

The Company’s allocation for 2010 for the Chief Executive Officer and the other Named Executive Officers was:

The actual mix of these components for each individual executive officer varies, depending on our evaluation of the executive officer’s responsibilities, the percentage of the executive officer’s compensation that should be at risk, and the reasonable potential compensation in light of that risk. Additionally, the pay mix data set forth in the above chart for the Named Executive Officers other than the Chief Executive Officer is represented in the aggregate as each Named Executive Officer does not have the same pay mix.

The only elements of our executive officers’ compensation that we pay in cash are base salary and annual incentive compensation. For 2010, we paid the following cash compensation to our Named Executive Officers:

			Annual
			Incentive	Total Cash
		Base Salary	Compensation	Compensation
Names	Year	($)	($)	($)

Robert G. Jones President and Chief Executive Officer	2010	650,000	0	650,000

Christopher A. Wolking Senior EVP and Chief Financial Officer	2010	309,016	0	309,016

Barbara A. Murphy Senior EVP and Chief Banking Officer	2010	342,000	0	342,000

Daryl D. Moore EVP and Chief Credit Officer	2010	299,059	0	299,059

Allen R. Mounts EVP and Chief Administrative Officer	2010	246,460	0	246,460

Base Salary. Base salary is the only component of compensation that is not subject to the achievement of performance or vesting criteria. Base salary is designed to provide a fixed level of cash compensation for performing day-to-day responsibilities. We establish base salary ranges for each position based on the ranges for similar positions at other peer group companies. In general, we target base salary ranges near the median for the peer group. We review base salaries annually and we adjust them in April of each year to take into account such factors as market changes, changes in duties, individual performance, and experience.

In assessing Mr. Jones’ performance for 2010, the Compensation Committee considered the role Mr. Jones played in selecting and leading the management team in its 2009 strategic, operational, and financial performance. The Compensation Committee attributed the Company’s success to Mr. Jones’ leadership skills both within the Company and as a leader in the banking industry. However, given the extraordinarily difficult banking industry and general economic environment, Mr. Jones proposed, and the Compensation Committee agreed, that he would not receive a salary increase for 2010.

In assessing the performance of the Named Executive Officers other than the Chief Executive Officer, Mr. Jones considered their contributions to the strategic, operational and financial performance of the Company in 2009 in evaluating salary adjustments for 2010. Although each of the Named Executive Officers met or exceeded expectations in 2009, given the banking and economic environment, salary adjustments were only given for Named Executive Officers whose salaries were below 90% of the 50th percentile in the range of comparable positions in the Company’s peer group. Mr. Mounts was the only Named Executive Officer to receive a base salary increase for 2010, and his salary was adjusted because his salary was at 56% of the 50th percentile in the range for comparable positions within the Company’s peer group. Mr. Jones proposed and the Compensation Committee agreed, to provide no salary increases to the other Named Executive Officers for 2010.

Annual Incentive Compensation. Our practice is to award cash incentive awards based on our achievement of pre-established objective performance goals. The objective of awarding annual incentive compensation is to reward short-term financial and operational performance. The Short Term Incentive Plan, which was approved by shareholders in 2008, is our primary vehicle for awarding such incentives. The Short Term Incentive Plan does not preclude us from making discretionary bonus payments or special awards to Short Term Incentive Plan participants outside of the Short Term Incentive Plan.

Under the Short Term Incentive Plan, the Compensation Committee establishes quantitative performance goals for each fiscal year prior to March 31 of that year. The Compensation Committee has established the Target Incentive Payout for the Chief Executive Officer of 75% of his base salary. The Target Incentive Payout for the Chief Financial Officer and Chief Banking Officer is 45% of base salary, and the Target Incentive Payout for the other Named Executive Officers is 40%. The maximum payout under the Short Term Incentive Plan is 200% of the Target Incentive Payout.

The amount of cash incentive payments under the Short Term Incentive Plan is based entirely on the achievement of the established performance goals. These payout levels are determined by the Compensation Committee after reviewing peer and survey data provided by Mercer. The percentage payout levels are consistent with the payout levels paid to similarly situated executives within the Company’s peer group.

In practice, the Compensation Committee makes recommendations that the Board then approves or adjusts. Performance measures permitted under the Short Term Incentive Plan include:

•	return on assets;

•	return on equity;

•	total shareholder equity;

•	operating income;

•	EPS;

•	total risk-adjusted revenue; and

•	total shareholder return.

The Compensation Committee has used EPS in the past as the performance measure for the Short Term Incentive Plan, because it believes that EPS is the best method of measuring our growth and financial performance. In 2010, in light of the extraordinary banking environment, management recommended, and the Compensation Committee agreed, to not award an opportunity to the Named Executive Officers under the Short Term Incentive Plan for 2010. As a consequence, no short term incentives were paid to the Named Executive Officers in 2010.

Long-Term Incentive Compensation. We believe that stock ownership by our executive officers is an important tool for aligning their interests with those of our shareholders over the long-term. Therefore, our long-term incentive compensation consists entirely of equity compensation awards. The 2008 Incentive Compensation Plan, which was approved by shareholders in 2008, is our primary vehicle for providing equity compensation.

In 2010, the awards for the Named Executive Officers (other than the Chief Executive Officer) under the 2008 Incentive Compensation Plan consisted of a combination of:

•	50% performance-based restricted stock units; and

•	50% service-based restricted stock.

The pay mix for the Chief Executive Officer consisted of 100% performance-based restricted stock units. Each of these forms of award encourages executives to use their best efforts to increase the value of our stock, since the value of the awards increases with the value of our stock. In addition, because an executive officer’s right to an award generally vests over time, such awards provide a valuable retention tool.

Our practice is to determine the dollar amount of equity compensation that we want to provide, based on consultation with the compensation consultant who advices the Compensation Committee concerning current market practices. In general, we seek to pay equity incentive compensation that approximates the median for our peer group, if targeted performance is achieved and the 75th percentile for our peer group, if maximum performance is achieved. In recommending equity compensation awards for an executive, the Compensation Committee considers previously granted but non-vested awards, but it does not generally consider equity ownership or previously vested awards. The Compensation Committee typically makes recommendations regarding equity compensation awards at its first meeting in January, depending upon the availability of the financial results for the preceding year. Typically, these awards are then approved or adjusted by the Board at its next meeting. We make the awards as early as practicable in the year and communicate them to executive officers so that the incentives will be known as early as practicable, thereby maximizing their potential impact. We make equity awards after financial data for the preceding year is available, because this information enables us to refine our expectations for the current year. The proximity of any awards to earnings announcements or other market events is coincidental. Under special circumstances, such as the employment of a new executive or substantial promotion of an existing executive, the Compensation Committee may award equity compensation at other times during the year. The Compensation Committee did not make any special grants of equity incentive compensation to any Named Executive Officer in 2010.

On February 1, 2010, we granted performance-based restricted stock units and service-based restricted stock to the Named Executive Officers (with the exception of the Chief Executive Officer who only received performance-based restricted stock units) pursuant to our 2008 Incentive Compensation Plan. These awards are reflected on the Table on page 43 entitled “Grants of Plan-Based Awards During 2010.” The Compensation Committee and Board, in order to align the Chief Executive Officer’s incentive compensation directly with shareholder interests and to place 100% of his equity compensation at risk, determined that his equity compensation should consist of performance-based restricted stock units with no service-based component.

The portions of the total potential equity award represented by each type of award generally reflected the allocation of such types among our peer group. The Compensation Committee awarded the right to earn shares to the Named Executive Officers and certain other executives based on the performance of the Company in 2009. The awards differed for each of the Named Executive Officers and they were determined by the Compensation Committee, according to each officer’s salary level and based on competitive survey data provided by Mercer. The awards were not based on individual performance.

Performance-Based Restricted Stock Units. The Compensation Committee continued the use of restricted stock units in 2010 instead of restricted stock because the use of restricted stock units simplifies the administration of the performance awards, as shares are not actually granted until the end of the performance period and dividends are not paid on the units until the units vest into earned shares. In general, our executive officers will not earn performance-based restricted stock units unless we meet pre-established objective performance criteria for the performance period, and the executive officer remains employed throughout the required service period.

In 2010, the performance-based restricted stock unit awards for the Named Executive Officers were allocated as follows:

•	50% of the award was based on internal measures of EPS and net charge-off ratio and based on 2010 performance only

•	50% of the award was based on external measures measured over a three-year performance period ending December 31, 2012

The Named Executive Officers must be employed by the Company through the distribution date, which would be after December 31, 2012 and before March 31, 2013, in order to be entitled to receive a distribution of any earned 2010 internal or external measure awards.

The financial factors used and the weighting attached to each factor (in parentheses) for the internal measure awards (2010 measurement period only) were:

•	EPS growth (50%)

•	net charge-off ratio (50%)

For each factor, we have established minimum, target and maximum performance levels. The weighted average performance level will determine the percentage of shares for which restrictions will lapse. If target is achieved, restrictions will lapse on all of the shares awarded. If maximum performance is achieved, the number of shares awarded will double.

We define EPS as GAAP EPS, disregarding, however, extraordinary items and non-recurring charges, both as determined under GAAP, recognized in a period after the quarter ending December 31, 2009. The threshold EPS was $.22, the target was $.35, and the maximum was $.48 for 2010 performance. The actual result for 2010 was $.44, resulting in a 84.5% payout for the EPS component of the 2010 award.

For the 2010 internal measure award we defined net charge-off ratio as the net charge-offs to average loans for 2010 only. The minimum net charge-off ratio for 2010 was 1.25%, the target was 1.05%, and the maximum was .95%. The actual result for 2010 was .75%, resulting in a 100% payout for the net charge-off component of the 2010 award. Combining the results for the EPS and net charge-offs in 2010, the actual payout for the 2010 performance only award was 184.5%.

Total shareholder return is our only external relative measure for determining performance-based units earned. We define total shareholder return – which is measured against the peer group for the three-year measurement period – as the three-month average stock price for the period ending December 31, 2009 compared to the three-month average stock price for the period ending December 31, 2012 for the Company and the Peer Group. The three-month average stock price will be determined by averaging the closing stock price of each day during the three months ending on the applicable December 31, including adjustments for cash and stock dividends. This measure was chosen because the committee believes it correlates to shareholder value creation over time.

The performance-based restricted stock units must be held for one year following the vesting of the award. Dividends earned on vested shares are paid in stock and are accumulated during the performance period and are paid on the shares that actually vest to the executive. The dividends are also subject to the one-year holding period unless the executive has met the stock ownership guidelines.

If an executive officer’s employment is terminated on account of death, or there is a change in control of the Company, the target performance criteria will be deemed satisfied, and restrictions on the shares will lapse. If the executive officer terminates employment on account of disability or retirement, the executive officer will be treated the same as if he or she had continued employment.

Service-Based Restricted Stock. Service-based restricted stock is not contingent on our business performance. In general, with the exception of dividends, an executive officer will not realize value for service-based restricted stock, unless he or she remains employed during the required service period. If an executive officer terminates employment on account of death, or there is a change in control of the Company, restrictions on the stock will lapse. If the executive officer terminates employment on account of disability or retirement, he or she will be treated the same as if he or she had continued employment. The service-based restricted stock granted in 2010 will vest in three approximately equal annual installments over a three-year period ending on February 1, 2013. We pay cash dividends on service-based restricted stock to our executive officers, even if the stock remains subject to restrictions. The service-based restricted stock must be held by the Named Executive Officer for one year after vesting.

In 2010, the Compensation Committee maintained the 2009 awarded percentage of long-term incentive awards allocated to service-based restricted stock (except for the Chief Executive Officer) due to the extraordinary economic environment and the need to ensure the retention of key executive officers in the Company.

Nonqualified Stock Options. Stock options allow an executive officer to purchase shares of our stock at a future date for the closing price of the stock on the date of grant. In general, an executive officer must remain employed by us until the end of a stated vesting period to exercise a stock option. Special rules apply if the executive terminates employment on account of death, retirement, or disability, or if there is a change in control of the Company. For 2010, there were no awards of nonqualified stock options. In 2010, Mercer recommended, and the Compensation Committee and Board agreed, to eliminate the use of stock options in order to align the Company with developing peer group practices.

Retirement Plans. Until December 31, 2005, we maintained a traditional qualified defined benefit pension plan, known as the Old National Bancorp Employees’ Retirement Plan (“Retirement Plan”). We froze the Retirement Plan as of December 31, 2001, except for employees who were at least age 50 or who had 20 years of credited service as of December 31, 2001. As of December 31, 2005, we froze the Retirement Plan for all remaining employees. We also maintained a nonqualified retirement plan to replace any reduction in benefits under the Retirement Plan due to limitations on benefits under the Internal Revenue Code (“Supplemental Plan”). We also froze the Supplemental Plan as of December 31, 2005. No executive officer will earn further benefits under the Retirement Plan or the Supplemental Plan after 2005, although benefits as of December 31, 2005, are preserved.

We continue to maintain a tax-qualified defined contribution plan, known as the Old National Bancorp Employee Stock Ownership and Savings Plan (“Savings Plan”), for eligible employees. The Savings Plan allows employees to make pre-tax 401(k) contributions. Subject to the conditions and limitations of the Plan, an employee will be eligible to become a participant of the plan on the first day of the month after completing one month of service. All active participants will be eligible to receive a match of fifty cents on the dollar up to the first 6% of eligible compensation that is contributed to the plan. We may also make profit sharing contributions, in our discretion. To receive profit sharing contributions for a year, an employee must have (i) completed at least 1,000 hours of service during the year and (ii) been employed on the last day of the year or retired on or after age 65, died, or became disabled during the year.

We also maintain a nonqualified deferred compensation plan, known as the “Executive Deferred Compensation Plan,” for a select group of management employees designated by the Compensation Committee, including our executive officers. All executive officers are eligible to participate in the plan. An executive officer may elect to defer up to 25% of his or her regular compensation, and up to 75% of his or her annual bonus under the Short Term Incentive Plan, in which case the deferral amount will be credited to his or her plan account. We provide matching contribution credits under the plan up to 6% of compensation, reduced by matching contributions under the Savings Plan. In addition, we may provide discretionary contribution credits to make up for any reduction in discretionary profit sharing contributions under the Savings Plan due to Internal Revenue Code contribution limits applicable to tax-qualified retirement plans. We did not provide discretionary credits for 2010.

We credit an executive officer’s plan account with earnings based on the hypothetical earnings of an investment fund consisting of Company stock, the return on a recognized market index selected by the Compensation Committee, or a combination of the two, as elected by the executive officer. For the market index fund, we use a Bloomberg fund index, which approximates the risk and return associated with a diversified high quality corporate bond. The earnings credit under the Executive Deferred Compensation Plan could be in excess of earnings that would have been credited using the applicable federal long-term rate. Any excess earnings are reported in column (h) of the Summary Compensation Table on page 41.

All amounts paid under the nonqualified deferred compensation plan are paid from our general assets and are subject to the claims of our creditors. Except in the case of financial emergency, an executive officer’s benefits under the plan may not be distributed until after termination of employment. In general, an executive officer may elect to receive his plan benefits in a lump sum or in annual installments over two to ten years.

Severance and Change in Control Arrangements We have entered into employment agreements with each of the Named Executive Officers that were amended effective January 1, 2011. The changes to these agreements are more fully discussed in the section entitled “Changes in Executive Compensation in 2011.” Under each of their respective employment agreements, the Named Executive Officers are entitled to a base salary, incentive compensation (both cash and equity) and other employee benefits as determined by the Board. Based on information provided by the Compensation Committee compensation consultant, the Committee determined that the benefits, including the various multiples of components of compensation, were within the market range for such payouts and benefits. The Committee regularly reviews the Company’s employment and severance agreement arrangements and uses peer data to determine whether these arrangements are consistent with prevailing market practices. In January 2011, after evaluating the recommendation by management to amend the Employment Agreements, the Committee recommended to the Board, and the Board agreed, to adopt several amendments to the Employment Agreements. The Committee agreed to amend the Employment Agreements after reviewing the prevailing market and developing executive compensation best practices.

Pursuant to the employment agreements, we are generally obligated to pay certain non-change of control severance benefits to the Named Executive Officer, if we terminate his or her employment without cause, or the executive resigns within 90 days after we have taken certain actions that adversely affect him or her. The agreements also obligate the Company to pay certain severance benefits if there is a change of control of the Company as defined within the agreement. A Named Executive Officer must satisfy the terms of the agreement, including its non-solicitation and non-compete provisions, to receive his or her benefits.

The employment agreements also provide for change of control severance benefits for each Named Executive Officer. The Company is required to pay change of control severance benefits if, within two years following a change of control (as defined in the agreements), we terminate the Named Executive Officer’s employment for a reason other than “Cause” or the Named Executive Officer’s disability, or if the executive resigns within two years after a change of control after we have taken certain actions detrimental to the Named Executive Officer.

The Compensation Committee believes that the employment agreements, which include change of control severance benefits, assure the fair treatment of the Named Executive Officers in relation to their professional careers with the Company by assuring them of some financial security in the event of a change of control. The change of control provision also protects the shareholders of the Company by encouraging the Named Executive Officers to continue to devote their full attention to the Company without being distracted by the need to seek other employment following the change of control. The Compensation Committee established the change of control payouts to each of the Named Executive Officers after reviewing peer data and consulting with Mercer.

In the Committee’s view, severance benefits, including in the event of a change-in-control, are contingent and operate as a form of insurance rather than a principal component of compensation strategy. In that regard, the Committee does not reduce or otherwise modify compensation elements on the basis of eligibility for severance benefits. The Potential Payments on Termination or Change-in-Control tables on pages 50 through 54 and the discussion of the employment agreements beginning on page 47 set forth the estimated values and details of the termination benefits under various scenarios for each of the Named Executive Officers.

Other Compensation. Detailed information regarding other compensation is provided in note 7 to the Summary Compensation Table on page 41. In general, we believe that perquisites should not constitute a consequential portion of any executive officer’s compensation. No executive received perquisites in excess of $10,000 in 2010. Moreover, certain of the perquisites provided to executive officers also provide a benefit to us.

For example, executive physicals, which we require, help us to assure that our executive officers do not postpone addressing health issues that could result in great cost to us in lost productivity and covered treatment costs.

Stock Ownership Guidelines. In 2010, the Compensation Committee and Board amended the previously established stock ownership guidelines for the Company’s executive officers, including the Named Executive Officers, to make the guidelines more consistent with market practices, and to ensure executives retain a specified percentage of stock of the Company until the target ownership level is achieved and to reduce the risk that stock price volatility could impact the achievement of the target ownership requirement. Under the guidelines, the Named Executive Officers are required to hold shares of our stock with a value which is the lesser of the following:

Position or Salary	Target Ownership Guideline

Chief Executive Officer	5x salary in stock or 200,000 shares
Chief Operating Officer	4x salary in stock or 100,000 shares
Salary equal to or greater than $250,000	3x salary in stock or 50,000 shares
Salary below $250,000	2x salary in stock or 25,000 shares
Salary equal to or less than $150,000	1x salary in stock or 15,000 shares

As of December 31, 2010, Mr. Jones, Mr. Moore, Mr. Mounts and Mr. Wolking have met the stock ownership guideline requirement for ownership.

For purposes of the guidelines, in-the-money options, unearned performance-based stock and phantom shares in the Nonqualified Deferred Compensation Plan are taken into account. The Named Executive Officers have a significant number of outstanding stock options not currently exercisable due to the recent stock price performance, and there has been a recent emphasis by the Compensation Committee on performance-contingent awards that have not been earned.

Changes in Executive Compensation in 2011

In May 2010, the Compensation Committee retained the services of Pearl Meyer & Partners to provide information, analysis and advice regarding executive and director compensation for the upcoming fiscal year 2011.

In January 2011, based on results of a review by executive management of the compensation program, the Compensation Committee approved certain changes to the program which will be effective in 2011. In this review, the Compensation Committee considered the balance between short and long-term incentives, cash versus stock, revenue and risk metrics and absolute and relative performance measures and considered the time horizon of payments versus risks.

The Compensation Committee agreed with management’s recommendation to not award an opportunity to the Named Executive Officers under the Short Term Incentive Plan for 2011 due to the extraordinarily difficult banking industry environment. For 2011, the Committee and Board agreed that any annual cash incentive for the Named Executive Officers would be determined at the sole discretion of the Compensation Committee and Board and paid based on the achievement of financial results of the Company that are in excess of the 2011 budget target.

In 2011, the Compensation Committee agreed with management’s recommendation to continue the approach toward long-term equity incentive awards adopted in 2010. During 2010, the decision was made to include only full value awards and eliminate the use of stock options as a component of long-term equity incentive plan awards. The service-based restricted stock component will continue to be 50%. The Compensation Committee agreed to maintain the service-based component at this level in order to align the Company with peer group practices and to ensure the retention of key executive officers of the Company in a time of extraordinary economic distress.

In 2011, our long-term equity awards for the Named Executive Officers (other than the Chief Executive Officer) will be allocated as follows:

50% performance-based restricted stock units; and

50% service-based restricted stock.

The performance-based restricted stock units will be allocated as follows:

50% of the award will be based on internal measures and measured based on 2011 performance only; and

50% of the award will be based on external measures.

The financial factors for the internal measures award will be EPS growth and net charge-off ratio. The financial factor for the external measure award will be total shareholder return compared to peers over a three-year performance period.

The Chief Executive Officer’s long-term equity award in 2011 consists of 100% performance-based restricted stock units, with 31% allocated to 2011 performance only and 69% allocated to the relative award, which is measured over a three-year performance period. The purpose of awarding 100% of the Chief Executive Officer’s stock award in performance-based restricted stock units is to ensure his interests are totally aligned with the interests of shareholders.

The reason the Compensation Committee and the Board agreed to continue to award the service-based restricted stock to the Named Executive Officers, other than the Chief Executive Officer, at the 50% level was primarily to ensure the retention of the executive officers, given the view of the Compensation Committee and Board that despite exceptional performance in years prior to 2011, the equity program of the Board was not adequately rewarding executives from a performance standpoint.

The decision to continue to base 50% of the performance-based restricted stock unit award on 2011 performance only (31% for the Chief Executive Officer) was made to ensure that Named Executive Officers would place immediate and equal focus on earnings and risk in a challenging economic environment, and it would also eliminate the challenge of multi-year goal setting in an extraordinarily challenging financial services industry operating environment. Both the action to increase the service-based component of the award and to base the internal measure performance-based restricted unit awards on 2011 performance only was designed to ensure retention of the Named Executive Officers in a period of extreme economic distress generally.

The Compensation Committee and Board agreed that in order to align the Chief Executive Officer’s incentive compensation directly with shareholder interests, the Chief Executive Officer’s equity compensation should continue to consist solely of performance-based restricted stock units with no service-based component.

The Chief Executive Officer proposed, and the Compensation Committee and Board agreed, to not increase his salary for 2011.

At its January 27, 2011 Board meeting, the Board of Directors, at the recommendation of Management, amended the Employment Agreements for the executive officer of the Company (including the Named Executive Officers). The agreements were amended as follows:

•	Elimination of Gross-up on Severance Benefit

The Company has adopted a “best after-tax provision” whereby the executive receives the full 280G payment and has the responsibility for any excise tax, or the payment is reduced to the safe harbor amount, whichever will put the executive in the best after-tax position with the most compensation and income.

•	Elimination of Gross-up on Perquisites

There will be a continuation of coverage to be provided by the Company for the requisite number of months. However, any tax resulting from these payments will be the executive’s responsibility.

•	Elimination of Walk Away Provision

The Company has eliminated the ability of the executive to voluntarily terminate his employment within 12 months of a Change in Control without good reason. The executive will continue to have the right to terminate within 24 months of a Change in Control with good reason and receive a severance and other benefits.

•	Acceleration of Equity Awards

All future grants or performance-based restricted stock will vest upon the closing of a Change in Control on a pro-rated basis as determined by the performance of the Company on the closing date as specified by the agreement. Future grants of stock options and service-based awards will vest immediately upon an involuntary or good reason termination of the executive following a Change in Control. Otherwise, the shares will vest according to their original terms and conditions.

2010 Summary Compensation Table

The following table provides information regarding compensation earned by our Chief Executive Officer, Chief Financial Officer, and the three other executive officers employed at the end of 2010 who were most highly compensated for 2010.

							Change in
							Pension
							Value and
							Nonqualified
						Non-Equity	Deferred
Name and				Stock	Option	Incentive Plan	Compensation	All Other
Principal		Salary(1)	Bonus(2)	Awards(3)	Awards(4)	Compensation(5)	Earnings(6)	Compensation(7)	Total
Position	Year	($)	($)	($)	($)	($)	($)	($)	($)
(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)	(i)	(j)

Robert G. Jones	2010	650,000	0	321,399	0	0	0	44,247	1,015,646
President and Chief	2009	650,000	0	387,926	99,455	0	0	91,991	1,229,372
Executive Officer	2008	638,466	0	535,150	78,694	0	32,915	123,239	1,408,464

Christopher A. Wolking	2010	309,016	0	186,788	0	0	2,314	22,794	520,912
Senior EVP and Chief	2009	309,016	34,764	121,754	30,446	0	12,527	28,713	537,220
Financial Officer	2008	306,939	0	160,545	28,105	0	1,468	48,449	545,506

Barbara A. Murphy	2010	342,000	0	186,788	0	0	288	21,092	550,168
Senior EVP and Chief	2009	342,000	38,475	121,754	30,446	0	411	37,081	570,167
Banking Officer	2008	332,310	0	160,545	28,105	0	88	43,766	564,814

Daryl D. Moore	2010	299,059	0	114,563	0	0	64,680	16,426	494,728
EVP and Chief Credit	2009	299,059	29,906	75,125	18,267	0	183,264	32,983	638,604
Officer	2008	297,721	0	99,385	15,739	0	13,289	41,867	468,001

Allen R. Mounts(8)	2010	246,460	0	161,883	0	0	27,781	19,339	455,463
EVP and Chief Administrative	2009	234,662	23,466	106,211	26,386	0	74,703	26,036	491,464
Officer	2008	232,585	0	137,610	25,295	0	5,815	33,200	434,505

(1) Base salary increases for Named Executive Officers are effective in the first pay of April during the calendar year.

(2) 2009 Bonuses are for 2009 performance, but were not approved or paid until 2010.

(3) Stock awards included in Column (e) consist entirely of service-based restricted stock and performance-based restricted stock granted under our 2008 Equity Incentive Plan. Award values are based on the closing price for our stock on the grant date. For performance-based restricted stock, the grant date value is based on the number of units that would be earned at target levels of performance. The value of the award assuming the highest level of performance conditions are achieved for the 2008, 2009 and 2010 awards would be: Robert Jones ($1,070,300, $775,852, $642,798); Christopher Wolking ($267,575, $180,951, $284,775); Barbara Murphy ($267,575, $180,951, $284,755); Daryl Moore ($168,190, $111,651, $174,662); and Allen Mounts ($229,350, $157,851, $246,805). For the number of shares of service-based and performance-based restricted stock awarded in 2010, see the Grants of Plan-Based Awards Table.

(4) The amount reflected in Column (f) is the grant date value under Statement of Financial Accounting Standards Codification (ASC) Topic 718 (formerly FAS 123-®. The awards included in this Column consist entirely of non-qualified stock options granted in 2008 and 2009. We determined the fair value of each grant as of the date of grant using the Black-Scholes option pricing method with the following assumptions:

2008 Options	2009 Options

Dividend Yield: 5.33% Expected Volatility: 15.82% Annual Risk-Free Interest Rate: 3.03% Expected Option Life: 6.0 years	Dividend Yield: 5.31% Expected Volatility: 28.79% Annual Risk-Free Interest Rate: 2.075% Expected Option Life: 6.0 years

(5) These amounts represent incentives that were earned under the Company’s Short Term Incentive Plan. The Company’s Short Term Incentive Plan was suspended for 2010.

(6) This amount is the increase of the actuarial present value of the executive’s benefit under our frozen defined benefit plans, plus the amount of the executive’s earnings credit under our Executive Deferred Compensation Plan in excess of the earnings that would have been credited using the applicable federal long-term rate, with compounding (as described by Section 1274(d) of the Internal Revenue Code).

The 2010 Change in Pension Values and Non-Qualified Deferred Compensation “excess” earnings were: Robert Jones ($0 and -$14,623); Christopher Wolking ($2,215 and $99); Barbara Murphy ($0 and $288); Daryl Moore ($53,283 and $11,397); and Allen Mounts ($21,770 and $6,011).

The 2009 Change in Pension Values and Non-Qualified Deferred Compensation “excess” earnings were: Robert Jones ($0 and -$59,649); Christopher Wolking ($7,158 and $5,369); Barbara Murphy ($0 and $411); Daryl Moore ($159,646 and $23,618); and Allen Mounts ($63,086 and $11,617).

The 2008 Change in Pension Values and Non-Qualified Deferred Compensation excess” earnings were: Robert Jones ($0 and $32,915); Christopher Wolking (-$4,385 and $1,468); Barbara Murphy ($0 and $88); Daryl Moore (-$99,176 and $13,289); and Allen Mounts (-$32,068 and $5,815).

(7) The amounts specified in Column (i) include the following: perquisites, company contributions to defined contribution plans, cash dividends on restricted stock and life insurance premiums.

(8) On March 17, 2011, Mr. Mounts announced his retirement from the Company effective July 1, 2011.

		Company
		Contributions to
	Perquisites &	Defined	Cash
	Other Personal	Contribution	Dividends on	Life Insurance
Name	Benefits	Plans	Restricted Stock	Premiums (a)	Total
	($)	($)	($)	($)	($)

Robert G. Jones	0	33,487	9,800	960	44,247
Christopher A. Wolking	1,188	15,599	5,264	743	22,794
Barbara A. Murphy	0	15,007	5,264	821	21,092
Daryl D. Moore	0	12,431	3,276	719	16,426
Allen R. Mounts	2,447	11,746	4,546	600	19,339

(a) The listed executive officers receive group life coverage equal to two times base salary, whereas other employees receive coverage of one times base salary. The amounts in this column are the premiums for the executive officers’ coverage.

Grants of Plan-Based Awards During 2010

											Grant
											Date
									All Other		Fair
								All Other	Option		Value
								Stock	Awards:	Exercise	of
								Awards:	Number of	or Base	Stock
		Estimated Future Payouts Under			Estimated Future Payouts Under			Number of	Securities	Price of	and
		Non-Equity Incentive Plan Awards(1)			Equity Incentive Plan Awards(2)			Shares of	Underlying	Option	Options
	Grant	Threshold	Target	Maximum	Threshold	Target	Maximum	Stock or Units	Options	Awards	Awards
Name	Date	($)	($)	($)	(#)	(#)	(#)	(#) (3)	(#)(4)	($/Sh)	(5)

(a)	(b)	(c )	(d)	(e)	(f)	(g)	(h)	(i)	(j)	(k)	(l)

Robert G. Jones	2/1/2010	48,750	487,500	975,000
	2/1/2010				6,150	24,600	49,200				321,399

Christopher A. Wolking	2/1/2010	13,906	139,057	278,114
	2/1/2010				1,875	7,500	15,000				97,988
	2/1/2010							7,500			88,800

Barbara A. Murphy	2/1/2010	15,390	153,900	307,800
	2/1/2010				1,875	7,500	15,000				97,988
	2/1/2010							7,500			88,800

Daryl D. Moore	2/1/2010	11,962	119,624	239,247
	2/1/2010				1,150	4,600	9,200				60,099
	2/1/2010							4,600			54,464

Allen R. Mounts	2/1/2010	9,858	98,584	197,168
	2/1/2010				1,625	6,500	13,000				84,923
	2/1/2010							6,500			76,960

(1) All non-equity incentive plan awards are made pursuant to our Short Term Incentive Plan. No award opportunity was made available under the The Short Term Incentive Plan in 2010.

(2) The shares in Columns (f), (g), and (h) are performance-based restricted stock units granted under our 2008 Equity Incentive Plan. The performance period for 50% of the 2010 grant is the one-year period ending December 31, 2010. The performance period for the remaining 50% of the award is the three-year period ending December 31, 2012. The restriction period for 100% of the performance based 2010 grant ends when earned shares are distributed. The distribution of earned shares will occur after December 31, 2012 and before March 31, 2013. For 50% of the award, the financial factors used and the weighting attached to each factor (in parenthesis) are: earnings per share (50%) and net charge off ratio (50%). For the remaining 50% of the award, the relative financial factor used is total shareholder return (100%) as compared to the company’s peer group. Dividends accumulate during the vesting period based on the number of shares at target (g) and are paid at vesting on earned shares.

(3) The shares in Column (i) are service-based restricted shares granted under our 2008 Equity Incentive Plan that vest in three substantially equal installments on February 1 of 2011, 2012 and 2013. Vesting is contingent upon the Executive Officers remaining employed during the required service period. Executive Officers are entitled to dividends during the vesting period on the number of outstanding shares.

(4) No stock options were granted in 2010.

(5) The fair market value of the performance-based restricted stock awards reported in Column (l) is the grant date value of the awards as determined under FASB ASC Topic 718.

Outstanding Equity Awards at December 31, 2010

		Option Awards							Stock Awards
										Equity	Equity
										Incentive	Incentive
				Equity			Number		Market	Plan Awards:	Plan Awards:
				Incentive Plan			of		Value of	Number of	Market or
				Awards:			Shares		Shares	Unearned	Payout Value
	Number of	Number of		Number of			or Units		or Units	Shares,	of Unearned
	Securities	Securities		Securities			of Stock		of Stock	Units, or	Shares,
	Underlying	Underlying		Underlying			that		that	Other	Units, or
	Unexercised	Unexercised		Unexercised	Option		Have		Have	Rights that	Other Rights
	Options	Options		Unearned	Exercise	Option	Not		Not	Have Not	that Have
	(#)	(#)		Options	Price	Expiration	Vested		Vested	Vested	Not Vested
Name	Exercisable	Unexercisable		(#)	($)	Date	(#)		($)	(#)	($)
(a)	(b)	(c )		(d)	(e)	(f)	(g)		(h)	(i)	(j)
Robert G. Jones	26,250				23.99	09/07/14				8,750 (3)	104,038
	45,900				21.65	02/24/16				7,700 (4)	91,553
	59,100				18.43	01/25/17				6,150 (5)	73,124
	46,666	23,334	(1A)		15.29	01/24/18
	16,333	32,667	(1B)		13.31	01/29/19

Christopher A. Wolking	17,504				21.70	06/27/11	1,167	(2A)	13,876	1,750 (3)	20,808
	5,425				21.70	06/27/11	3,134	(2B)	37,263	1,175 (4)	13,971
	19,796				20.59	01/22/12	7,500	(2C)	89,175	1,875 (5)	22,294
	27,563				20.68	01/31/13
	2,100				20.43	02/02/14
	15,500				21.65	02/24/16
	19,600				18.43	01/25/17
	16,666	8,334	(1A)		15.29	01/24/18
	5,000	10,000	(1B)		13.31	01/29/19

Barbara A. Murphy	9,100				21.65	02/24/16	1,167	(2A)	13,876	1,750 (3)	20,808
	19,600				18.43	01/25/17	3,134	(2B)	37,263	1,175 (4)	13,971
	16,666	8,334	(1A)		15.29	01/24/18	7,500	(2C)	89,175	1,875 (5)	22,294
	5,000	10,000	(1B)		13.31	01/29/19

Footnotes:

(1A) Nonqualified options granted in 2008 that will become vested on February 1, 2011.

(1B) Nonqualified options granted in 2009 that will become vested in two substantially equal installments on February 1 of 2011 and 2012.

(2A) Service-based restricted shares granted in 2008 that will become vested on February 1, 2011.

(2B) Service-based restricted shares granted in 2009 that will become vested in two substantially equal installments on February 1 of 2011 and 2012.

(2C) Service-based restricted shares granted in 2010 that will become vested in three substantially equal installments on February 1 of 2011, 2012 and 2013.

(3) This award represents performance-based restricted stock. The number of shares assumes that threshold performance has been achieved. If threshold performance is achieved, the executive officer’s interest in the shares will vest on February 1, 2011.

(4) This award represents performance-based restricted stock. The number of shares assumes that threshold performance has been achieved. If threshold performance is achieved, the executive officer’s interest in the shares will vest on the distribution date which will be after December 31, 2011 and before March 31, 2012.

(5) This award represents performance-based restricted stock. The number of shares assumes that threshold performance has been achieved. If threshold performance is achieved, the executive officer’s interest in the shares will vest on the distribution date which will be after December 31, 2012 and before March 31, 2013.

Outstanding Equity Awards at December 31, 2010

	Option Awards					Stock Awards
										Equity
										Incentive		Equity
										Plan		Incentive
			Equity			Number			Market	Awards:		Plan Awards:
			Incentive Plan			of			Value of	Number of		Market or
			Awards:			Shares			Shares	Unearned		Payout Value
	Number of	Number of	Number of			or Units			or Units	Shares,		of Unearned
	Securities	Securities	Securities			of Stock			of Stock	Units, or		Shares,
	Underlying	Underlying	Underlying			that			that	Other		Units, or
	Unexercised	Unexercised	Unexercised	Option		Have			Have	Rights that		Other Rights
	Options	Options	Unearned	Exercise	Option	Not			Not	Have Not		that Have
	(#)	(#)	Options	Price	Expiration	Vested			Vested	Vested		Not Vested
Name	Exercisable	Unexercisable	(#)	($)	Date	(#)			($)	(#)		($)
(a)	(b)	(c )	(d)	(e)	(f)	(g)			(h)	(i)		(j)
Daryl D. Moore	86,058			21.70	06/27/11	667	(2A	)	7,931	1,125	(3)	13,376
	15,914			21.70	06/27/11	1,934	(2B	)	22,995	725	(4)	8,620
	96,083			20.59	01/22/12	4,600	(2C	)	54,694	1,150	(5)	13,674
	83,790			20.68	01/31/13
	6,300			20.43	02/02/14
	9,100			21.65	02/24/16
	12,300			18.43	01/25/17
	9,333	4,667 (1A )		15.29	01/24/18
	3,000	6,000 (1B )		13.31	01/29/19

Allen R. Mounts	17,504			21.70	06/27/11	1,000	(2A	)	11,890	1,500	(3)	17,835
	8,118			21.70	06/27/11	2,734	(2B	)	32,507	1,025	(4)	12,187
	19,796			20.59	01/22/12	6,500	(2C	)	77,285	1,625	(5)	19,321
	27,563			20.68	01/31/13
	2,100			20.43	02/02/14
	8,700			21.65	02/24/16
	12,300			18.43	01/25/17
	15,000	7,500 (1A )		15.29	01/24/18
	4,333	8,667 (1B )		13.31	01/29/19

Footnotes:

(1A) Nonqualified options granted in 2008 that will become vested on February 1, 2011.

(1B) Nonqualified options granted in 2009 that will become vested in two substantially equal installments on February 1 of 2011 and 2012.

(2A) Service-based restricted shares granted in 2008 that will become vested on February 1, 2011.

(2B) Service-based restricted shares granted in 2009 that will become vested in two substantially equal installments on February 1 of 2011 and 2012.

(2C) Service-based restricted shares granted in 2010 that will become vested in three substantially equal installments on February 1 of 2011, 2012 and 2013.

(3) This award represents performance-based restricted stock. The number of shares assumes that threshold performance has been achieved. If threshold performance is achieved, the executive officer’s interest in the shares will vest on February 1, 2011.

(4) This award represents performance-based restricted stock. The number of shares assumes that threshold performance has been achieved. If threshold performance is achieved, the executive officer’s interest in the shares will vest on the distribution date which will be after December 31, 2011 and before March 31, 2012.

(5) This award represents performance-based restricted stock. The number of shares assumes that threshold performance has been achieved. If threshold performance is achieved, the executive officer’s interest in the shares will vest on the distribution date which will be after December 31, 2012 and before March 31, 2013.

Option Exercises and Stock Vested in 2010

	Option Awards		Stock Awards
	Number of
	Shares
	Acquired on	Value Realized on	Number of Shares	Value Realized on
	Exercise	Exercise	Acquired on Vesting	Vesting
Name	(#)	($)	(#)	($)
(a)	(b)	(c)	(d)	(e)

Robert G. Jones	0	0	6,840	80,986
Christopher A. Wolking	0	0	5,375	63,634
Barbara A. Murphy	0	0	5,375	63,634
Daryl D. Moore	0	0	3,278	38,812
Allen R. Mounts	0	0	4,011	47,490

Pension Benefits in 2010

		Number	Present Value
		of Years	of	Payments	Change in
		Credited	Accumulated	During Last	Pension
		Service	Benefit	Fiscal Year	Value
Name	Plan Name (1)	(#)	($)(2)	($)	($)
(a)	(b)	(c)	(d)	(e)	(f)

Robert G. Jones	Retirement Plan	0	0	0	0
	Supplemental Plan	0	0	0	0
Christopher A. Wolking	Retirement Plan	3	28,753	0	2,157
	Supplemental Plan	3	769	0	58
Barbara A. Murphy	Retirement Plan	0	0	0	0
	Supplemental Plan	0	0	0	0
Daryl D. Moore	Retirement Plan	26	388,102	0	29,810
	Supplemental Plan	26	305,322	0	23,473
Allen R. Mounts	Retirement Plan	12	255,182	0	18,948
	Supplemental Plan	12	37,943	0	2,822

(1) Benefits under both the Retirement Plan and the Supplemental Plan were frozen, effective December 31, 2005. The Retirement Plan is a tax-qualified defined benefit plan, and the Supplemental Plan is a defined benefit nonqualified deferred compensation plan established to make up for benefit reductions under the Retirement Plan on account of Internal Revenue Code benefit limitations.

(2) The calculation of present value of accumulated benefit assumes a discount rate of 5.50% until age 65. It further assumes that the executive officer will receive the present value of his or her retirement benefit at age 65 in the form of a lump sum payment, calculated using 2010 IRS Prescribed Mortality-Generational Annuitant, male and female. 100% of active participants are assumed to receive benefits as a single lump sum payment immediately for retirement and withdrawal benefits. The assumed lump sum basis is 5.50% interest and 2010 IRS Lump Sum Mortality.

2010 Nonqualified Deferred Compensation

		Executive	Registrant	Aggregate		Aggregate
		Contributions	Contributions	Earnings	Aggregate	Balance at
		in Last Fiscal	in Last Fiscal	in Last	Withdrawals/	Last Fiscal
		Year	Year (1)	Fiscal Year (2)	Distributions	Year End (3)
Name	Year	($)	($)	($)	($)	($)
(a)		(b)	(c)	(d)	(e)	(f)

Robert G. Jones	2010	65,000	24,300	1,932	0	410,379
	2009	65,000	47,459	-47,308	0	319,147
	2008	114,810	22,501	44,812	0	253,997

Christopher A. Wolking	2010	30,902	10,412	7,530	0	177,662
	2009	30,902	7,839	10,632	0	128,820
	2008	6,139	6,647	5,392	0	79,447

Barbara A. Murphy	2010	0	5,820	1,333	0	22,852
	2009	0	6,700	1,131	0	15,699
	2008	0	6,106	489	0	7,868

Daryl D. Moore	2010	14,953	3,244	47,421	0	794,481
	2009	8,972	10,363	56,914	0	728,863
	2008	8,932	7,774	46,342	0	652,614

Allen R. Mounts	2010	7,040	2,112	25,059	0	416,838
	2009	35,199	4,690	28,583	0	382,627
	2008	50,005	2,188	21,124	0	314,155

(1)	These amounts are also included under All Other Compensation in the Summary Compensation Table on page 41.

(2)	Of the 2010 balances reported in this column, the amounts of $99, $288, $11,397 and $6,011 with respect to Mr. Wolking, Ms. Murphy and Messrs. Moore and Mounts, respectively, were reported under Change in Pension Value and Nonqualified Deferred Compensation in the Summary Compensation Table on page 41.

(3)	Of the 2010 balances reported in this column, the amounts of $125,676, $26,398, $14,506, $60,707 and $16,307 with respect to Messrs. Jones and Wolking, Ms. Murphy and Messrs. Moore and Mounts, respectively, were reported in the Summary Compensation Table in prior years.

Potential Payments on Termination or Change in Control.

Employment Agreements. We have entered into employment agreements with each Named Executive Officer. The amended agreements effective January 1, 2011, are summarized below. The summary is qualified in its entirety by reference to the agreements themselves, copies of which are available from the Company itself or from the Company’s public filings with the SEC.

The initial term of the employment agreements entered into with the Chief Executive Officer, Chief Financial Officer and Chief Banking Officer ended on December 31, 2010. The agreements contain automatic one-year extensions, unless the Named Executive Officer or the Company provides 60 days’ notice before the end of the year of intent not to renew the agreement. The initial terms of the agreements for Messrs. Moore and Mounts expired on December 31, 2009, but were automatically renewed pursuant to the automatic one-year extensions set forth in the agreements. Messrs. Moore and Mounts or the Company must provide 60 days’ notice before the end of the renewal term of intent not to renew the agreement.

Under each of their respective employment agreements, the Named Executive Officers are entitled to a base salary, incentive compensation (both cash and equity) and other employee benefits as determined by the Board. Based on information provided by the Compensation Committee compensation consultant, the Committee determined that the benefits, including the various multiples of components of compensation, were within the market range for such payouts and benefits. The Committee regularly reviews the Company’s employment and severance agreement arrangements and uses peer data to determine whether these arrangements are consistent with prevailing market practices.

Pursuant to the employment agreements, we are generally obligated to pay certain non-change of control severance benefits to the Named Executive Officer if we terminate his or her employment without cause, or the executive resigns within 90 days after we have taken certain actions that adversely affect him or her. The agreements also obligate the Company to pay certain severance benefits if there is a change of control of the Company as defined within the agreement. A Named Executive Officer must satisfy the terms of the agreement, including its non-solicitation and non-compete provisions, to receive his or her benefits.

For purposes of the employment agreements, “Cause” includes (i) the Named Executive Officer’s act or failure to act constituting willful misconduct or gross negligence that is materially injurious to the Employer or its reputation; (ii) the Named Executive Officer’s willful and material failure to perform the duties of his employment (except in the case of a termination of Employment for Good Reason or on account of the Executive’s physical or mental inability to perform such duties) and the failure to correct such failure within five (5) days after receiving notice from the Board specifying such failure in detail; (iii) the Named Executive Officer’s willful and material violation of the Employing Companies’ code of ethics or written harassment policies; (iv) the requirement or direction of a federal or state regulatory agency having jurisdiction over the Company that the Named Executive Officer’s employment be terminated; (v) the Named Executive Officer’s arrest or indictment for a felony or a lesser criminal offense involving dishonesty, breach of trust, or moral turpitude; or (vi) the Named Executive Officer’s intentional breach of a material term, condition, or covenant of the Agreement and the failure to correct such violation within five (5) days after receipt of written notice from the Board specifying such breach in detail.

We are generally required to pay non-change of control benefits under the employment agreements if the Named Executive Officer terminates his or her employment for “Good Reason” within 90 days after we have taken specified actions and we have failed to correct the event within 30 days following the Named Executive Officer’s notice of termination. These actions include (i) a material reduction in the Named Executive Officer’s duties, responsibilities, or status with the Employing Companies; (ii) a reduction in the Named Executive Officer’s base compensation for failure to include the Named Executive Officer with other similarly situated employees in any incentive, bonus, or benefit plans as may be offered by the Employing Companies from time to time; (iii) a change in the primary location at which the Named Executive Officer is required to perform the duties of his or her employment to a location that is more than fifty (50) miles from the location at which his or her office is located on the effective date of the Agreement; or (iv) the Company’s material breach of the Agreement.

The non-change of control severance benefits payable under the employment agreements include a lump sum payment equal to the Named Executive Officer’s Weekly Pay rate multiplied by the greater of (i) 52 or (ii) two times his or her years of service. The non-change of control severance benefits for our Chief Executive Officer, Chief Financial Officer and Chief Banking Officer provide for a severance payment of 104 weeks, however. For purposes of this payment, the Named Executive Officer’s Weekly Pay rate is the sum of his or her annual base salary then in effect and also includes payment of the Named Executive Officer’s target bonus for the year the severance is paid, divided by 52. Each of the employment agreements contain non-solicitation and non-compete provisions, which remain in effect for two years after termination of employment.

The employment agreements also provide for change of control severance benefits for each Named Executive Officer. The Company is required to pay change of control severance benefits if, within two years following a change of control (as defined in the agreements), we terminate the Named Executive Officer’s employment for a reason other than “Cause” or the Named Executive Officer’s disability. The Board believes that the employment agreements, which include change of control severance benefits, assure the fair treatment of the Named Executive Officers in relation to their professional careers with the Company by assuring them of some financial security in the event of a change of control. The change of control provision also protects the shareholders of the Company by encouraging the Named Executive Officers to continue to devote their full attention to the Company without being distracted by the need to seek other employment following the change of control. The Compensation Committee established the change of control payouts to each of the Named Executive Officers after reviewing peer data and consulting with Mercer.

Under the employment agreements, we are obligated to make the change of control severance payment, if the Named Executive Officer resigns for “Good Reason” within two years after a change of control after we have taken certain actions detrimental to the Named Executive Officer. These actions include (i) assignment to the Named Executive Officer of any duties materially inconsistent with his or her positions, duties, responsibilities, or status with the Employing Companies immediately before the change of control date; (ii) a substantial reduction in the Executive’s duties or responsibilities, or any removal of the Named Executive Officer from, or any failure to re-elect the Named Executive Officer to, any positions held by the Named Executive Officer immediately before the change of control date; (iii) a reduction by the Employing Companies in the compensation or benefits of the Named Executive Officer in effect immediately before the change of control date, or any failure to include the Named Executive Officer, at a level equal to or better than any other senior executive of an Employing Company, in any incentive, bonus, or benefit plan covering one or more senior executives of the Employing Companies; (iv) a reduction in the Named Executive Officer’s total compensation opportunity; (v) a change in the primary location at which the Named Executive Officer is required to perform the duties of his or her employment to a location that is more than fifty (50) miles from the location at which his or her office is located immediately before the change in control date (disregarding any change in location in anticipation of the change of control; or (vi) the Company’s material breach of the Agreement.

The change of control severance payment required under the employment agreements is a single lump sum payment in an amount equal to the product of (i) three (3) times (for the Chief Executive Officer, Chief Financial Officer and Chief Banking Officer and two (2) times for our other Named Executive Officers) (ii) the sum of (A) the Named Executive Officer’s annual base salary, at the greater of the rate in effect on the change of control date or the termination date, plus (B) the Named Executive Officer’s target bonus for the year containing the change of control date, or, if greater, for the year preceding the change of control date, subject to certain limitations and reimbursement provisions contained in the employment agreement.

Under Code Section 4999, a 20% excise tax is imposed on change on control payments that are “excess parachute payments” within the meaning of Section 280G(b)(1). In general, the excess parachute payment threshold above which excise taxes are imposed is three times the base amount. In January 2011, the employment agreements were amended to adopt a “best after-tax provision” whereby the executive receives the full 280G payment and has the responsibility for any excise tax, or the payment is reduced to the safe harbor amount, whichever will put the executive in the best after-tax position with the most compensation and income.

Potential Payments Upon Termination of Employment and Change in Control

The following tables provide information regarding potential payments upon termination of employment or a change in control for the Named Executive Officers. For purposes of the following tables, we have assumed that the change in control and/or termination occurred on December 31, 2010, and we have used the closing price of our stock on that date.

The Company has entered into certain agreements and maintains certain plans that will require the Company to provide compensation to Named Executive Officers of the Company in the event of a termination of employment or a change in control of the Company. The amount of compensation payable to each Named Executive Officer in each situation is listed in the following tables.

Robert G. Jones
President and CEO

				Involuntary or
		Involuntary Not		Good Reason		Termination on
Executive Benefits and	Voluntary	for Cause	For Cause	Termination Upon		Account of		Termination on
Payments Upon Termination	Termination	Termination	Termination	Change in Control		Disability		Account of Death

Compensation:
Base Salary	$0	$1,300,000	$0	$0		$0		$0
Short-Term Incentive	$0	$975,000	$0	$0		$0		$0
Change in Control Severance	$0	$0	$0	$3,412,500		$0		$0
Long-Term Incentive
Performance-Based Restricted Shares
2008-2010 (Performance Period)	$0	$0	$0	$416,150	(1)	$0	(2)	$416,150	(3)
2009-2011 (Performance Period)	$0	$0	$0	$366,212	(1)	$164,795	(2)	$366,212	(3)
2010-2012 (Performance Period)	$0	$0	$0	$292,494	(1)	$416,073	(2)	$292,494	(3)
Stock Options
Unvested & Accelerated	$0	$0	$0	$5,060		$0		$0
Service-Based Restricted Shares
Unvested Awards	$0	$0	$0	$0	(1)	$0	(2)	$0	(3)
Benefits and Perquisites:
Accrued Vacation Pay	$50,000	$50,000	$50,000	$50,000		$50,000		$50,000
Medical / Life & Outplacement	$0	$41,304	$0	$41,304		$0		$0
280G Tax Gross Up	$0	$0	$0	$1,834,484	(4)	$0		$0
Total	$50,000	$2,366,304	$50,000	$6,418,204		$630,868		$1,124,856

(1) All performance-based restricted stock and service-based restricted stock are treated as fully earned, and the period of restriction lapses upon a change in control.

(2) If Mr. Jones terminates employment on account of his disability, he will continue as a participant through the service and performance period, and his award (including forfeiture of some or all shares) will be determined at the end of those periods in accordance with the agreement(s) and paid shortly after the end of the period. The amount recorded reflects our belief that 0% of the performance award will be achieved for the three-year performance period ending December 31, 2010, that 45% of the award will be achieved for the three-year performance period ending in 2011 and that 142.25% of the award will be achieved for the three-year performance period ending in 2012.

(3) If Mr. Jones dies while an employee, the (i) period of restriction will lapse, and (ii) performance-based shares will be treated as earned at the “target” level.

(4) All employment agreements were amended in January 2011 to eliminate the tax gross-up on severance benefits.

Christopher A. Wolking
Senior EVP, Chief Financial Officer

				Involuntary or
		Involuntary Not		Good Reason		Termination on		Termination on
Executive Benefits and	Voluntary	for Cause	For Cause	Termination Upon		Account of		Account of
Payments Upon Termination	Termination	Termination	Termination	Change in Control		Disability		Death

Compensation:
Base Salary	$0	$618,032	$0	$0		$0		$0
Short-Term Incentive	$0	$278,114	$0	$0		$0		$0
Change in Control Severance	$0	$0	$0	$1,344,220		$0		$0
Long-Term Incentive
Performance-Based Restricted Shares
2008-2010 (Performance Period)	$0	$0	$0	$83,230	(1)	$0	(2)	$83,230	(3)
2009-2011 (Performance Period)	$0	$0	$0	$55,883	(1)	$25,147	(2)	$55,883	(3)
2010-2012 (Performance Period)	$0	$0	$0	$89,175	(1)	$126,851	(2)	$89,175	(3)
Stock Options
Unvested & Accelerated	$0	$0	$0	$1,563		$0		$0
Service-Based Restricted Stock
Unvested Awards	$0	$0	$0	$140,314	(1)	$140,314	(2)	$140,314	(3)
Benefits and Perquisites:
Accrued Vacation Pay	$23,770	$23,770	$23,770	$23,770		$23,770		$23,770
Medical / Life & Outplacement	$0	$42,502	$0	$42,502		$0		$0
280G Tax Gross Up	$0	$0	$0	$695,649	(4)	$0		$0
Total	$23,770	$962,418	$23,770	$2,476,306		$316,082		$392,372

(1) All performance-based restricted stock and service-based restricted stock are treated as fully earned, and the period of restriction lapses upon a change in control.

(2) If Mr. Wolking terminates employment on account of his disability, he will continue as a participant through the service and performance period, and his award (including forfeiture of some or all shares) will be determined at the end of those periods in accordance with the agreement(s) and paid shortly after the end of the period. The amount recorded reflects our belief that 0% of the performance award will be achieved for the three-year performance period ending December 31, 2010, that 45% of the award will be achieved for the three-year performance period ending in 2011 and that 142.25% of the award will be achieved for the three-year period ending in 2012.

(3) If Mr. Wolking dies while an employee, the (i) period of restriction will lapse, and (ii) performance-based shares will be treated as earned at the “target” level.

(4) All employment agreements were amended in January 2011 to eliminate the tax gross-up on severance benefits.

Barbara A. Murphy
Senior EVP, Chief Banking Officer

				Involuntary or Good
		Involuntary Not		Reason Termination		Termination on		Termination on
Executive Benefits and	Voluntary	for Cause	For Cause	Upon Change in		Account of		Account of
Payments Upon Termination	Termination	Termination	Termination	Control		Disability		Death

Compensation:
Base Salary	$0	$684,000	$0	$0		$0		$0
Short-Term Incentive	$0	$307,800	$0	$0		$0		$0
Change in Control Severance	$0	$0	$0	$1,487,700		$0		$0
Long-Term Incentive
Performance-Based Restricted Shares
2008-2010 (Performance Period)	$0	$0	$0	$83,230	(1)	$0	(2)	$83,230	(3)
2009-2011 (Performance Period)	$0	$0	$0	$55,883	(1)	$25,147	(2)	$55,883	(3)
2010-2012 (Performance Period)	$0	$0	$0	$89,175	(1)	$126,851	(2)	$89,175	(3)
Stock Options
Unvested & Accelerated	$0	$0	$0	$1,563		$0		$0
Service-Based Restricted Stock
Unvested Awards	$0	$0	$0	$140,314	(1)	$140,314	(2)	$140,314	(3)
Benefits and Perquisites:
Accrued Vacation Pay	$26,308	$26,308	$26,308	$26,308		$26,308		$26,308
Medical / Life & Outplacement	$0	$27,202	$0	$27,202		$0		$0
280G Tax Gross Up	$0	$0	$0	$756,910	(4)	$0		$0
Total	$26,308	$1,045,310	$26,308	$2,668,285		$318,620		$394,910

(1) All performance-based restricted stock and service-based restricted stock are treated as fully earned, and the period of restriction lapses upon a change in control.

(2) If Ms. Murphy terminates employment on account of her disability, she will continue as a participant through the service and performance period, and her award (including forfeiture of some or all shares) will be determined at the end of those periods in accordance with the agreement(s) and paid shortly after the end of the period. The amount recorded reflects our belief that 0% of the performance award will be achieved for the three-year performance period ending December 31, 2010, that 45% of the award will be achieved for the three-year performance period ending in 2011 and that 142.25% of the award will be achieved for the three-year period ending in 2012.

(3) If Ms. Murphy dies while an employee, the (i) period of restriction will lapse, and (ii) performance-based shares will be treated as earned at the “target” level.

(4) All employment agreements were amended in January 2011 to eliminate the tax gross-up on severance benefits.

Daryl D. Moore
EVP, Chief Credit Officer

				Involuntary or
		Involuntary Not		Good Reason		Termination on
Executive Benefits and	Voluntary	for Cause	For Cause	Termination Upon		Account of		Termination on
Payments Upon Termination	Termination	Termination	Termination	Change in Control		Disability		Account of Death

Compensation:
Base Salary	$0	$299,059	$0	$0		$0		$0
Short-Term Incentive	$0	$119,624	$0	$0		$0		$0
Change in Control Severance	$0	$0	$0	$837,365		$0		$0
Long-Term Incentive
Performance-Based Restricted Shares
2008-2010 (Performance Period)	$0	$0	$0	$53,505	(1)	$0	(2)	$53,505	(3)
2009-2011 (Performance Period)	$0	$0	$0	$34,481	(1)	$15,516	(2)	$34,481	(3)
2010-2012 (Performance Period)	$0	$0	$0	$54,694	(1)	$77,802	(2)	$54,694	(3)
Stock Options
Unvested & Accelerated	$0	$0	$0	$934		$0		$0
Service-Based Restricted Stock
Unvested Awards	$0	$0	$0	$85,620	(1)	$85,620	(2)	$85,620	(3)
Benefits and Perquisites:
Accrued Vacation Pay	$28,756	$28,756	$28,756	$28,756		$28,756		$28,756
Medical / Life & Outplacement	$0	$27,911	$0	$40,822		$0		$0
280G Tax Gross Up	$0	$0	$0	$0	(4)	$0		$0
Total	$28,756	$475,350	$28,756	$1,136,177		$207,694		$257,056

(1) All performance-based restricted stock and service-based restricted stock are treated as fully earned, and the period of restriction lapses upon a change in control.

(2) If Mr. Moore terminates employment on account of his disability, he will continue as a participant through the service and performance period, and his award (including forfeiture of some or all shares) will be determined at the end of those periods in accordance with the agreement(s) and paid shortly after the end of the period. The amount recorded reflects our belief that 0% of the performance award will be achieved for the three-year performance period ending December 31, 2010, that 45% of the award will be achieved for the three-year performance period ending in 2011 and that 142.25% of the award will be achieved for the three-year period ending in 2012.

(3) If Mr. Moore dies while an employee, the (i) period of restriction will lapse, and (ii) performance-based shares will be treated as earned at the “target” level.

(4) All employment agreements were amended in January 2011 to eliminate the tax gross-up on severance benefits.

Allen R. Mounts
EVP, Chief Administrative Officer

				Involuntary or
		Involuntary Not		Good Reason		Termination on
Executive Benefits and	Voluntary	for Cause	For Cause	Termination Upon		Account of		Termination on
Payments Upon Termination	Termination	Termination	Termination	Change in Control		Disability		Account of Death

Compensation:
Base Salary	$0	$250,000	$0	$0		$0		$0
Short-Term Incentive	$0	$100,000	$0	$0		$0		$0
Change in Control Severance	$0	$0	$0	$700,000		$0		$0
Long-Term Incentive
Performance-Based Restricted Shares
2008-2010 (Performance Period)	$0	$0	$0	$71,340	(1)	$0	(2)	$71,340	(3)
2009-2011 (Performance Period)	$0	$0	$0	$48,749	(1)	$21,937	(2)	$48,749	(3)
2010-2012 (Performance Period)	$0	$0	$0	$77,285	(1)	$109,938	(2)	$77,285	(3)
Stock Options
Unvested & Accelerated	$0	$0	$0	$1,358		$0		$0
Service-Based Restricted Stock
Unvested Awards	$0	$0	$0	$121,682	(1)	$121,682	(2)	$121,682	(3)
Benefits and Perquisites:
Accrued Vacation Pay	$19,231	$19,231	$19,231	$19,231		$19,231		$19,231
Medical / Life & Outplacement	$0	$25,728	$0	$36,456		$0		$0
280G Tax Gross Up	$0	$0	$0	$391,492	(4)	$0		$0
Total	$19,231	$394,959	$19,231	$1,467,593		$272,788		$338,287

(1) All performance-based restricted stock and service-based restricted stock are treated as fully earned, and the period of restriction lapses upon a change in control.

(2) If Mr. Mounts terminates employment on account of his disability, he will continue as a participant through the service and performance period, and his award (including forfeiture of some or all shares) will be determined at the end of those periods in accordance with the agreement(s) and paid shortly after the end of the period. The amount recorded reflects our belief that 0% of the performance award will be achieved for the three-year performance period ending December 31, 2010, that 45% of the award will be achieved for the three-year performance period ending in 2011 and that 142.25% of the award will be achieved for the three-year period ending in 2012.

(3) If Mr. Mounts dies while an employee, the (i) period of restriction will lapse, and (ii) performance-based shares will be treated as earned at the “target” level.

(4) All employment agreements were amended in January 2011 to eliminate the tax gross-up on severance benefits.

Item 2: Approval of an Advisory Proposal on the Executive Compensation

As required by Section 14A of the Securities Exchange Act, we are seeking advisory shareholder approval of the compensation of the Named Executive Officers as disclosed in this Proxy Statement. This proposal, commonly known as a “Say-on-Pay” proposal, gives you as a shareholder the opportunity to endorse or not endorse our executive pay program through the following resolution:

RESOLVED, that the shareholders advise that they approve the compensation of the Company’s Named Executive Officers, as disclosed pursuant to the disclosure rules of the Securities and Exchange Commission (which disclosure shall include the “Compensation Discussion and Analysis” section and the compensation tables and any related material in the “Compensation of Named Executive Officers” section of this Proxy Statement for its 2011 Annual Meeting).

Because your vote is advisory, it will not be binding upon the Board. However, the Compensation and Management Development Committee will take into account the outcome of the vote when considering future executive compensation arrangements.

We believe that our compensation policies and procedures are centered on a pay-for-performance culture and are strongly aligned with the long-term interests of our shareholders. We also believe that both the Company and shareholders benefit from responsive corporate governance policies and constructive and consistent dialogue.

We believe that our CEO and executive management have successfully managed the Company through the recent economic downturn. We have been committed to achieving a high level of return to our shareholders throughout this difficult period and have made strategic decisions that will provide future growth to our shareholders.

During this time of economic uncertainty, we have adjusted our compensation practices to reflect the difficult operating environment. Our CEO has not received an increase in base salary since 2008. All of his stock awards have been in performance-based restricted stock units, and since 2010, the Short Term Incentive Plan has been suspended. Additionally, our Board, on the recommendation of management, has recently made several changes to the Employment Agreements of our Named Executive Officers, to ensure our Employment Agreements are consistent with emerging best practices in the financial services industry. A summary of the changes are set forth on pages 39 and 40 of this Proxy Statement. The Company has also implemented a Bonus Recoupment or Clawback Policy in 2010 to provide our Board with authority to recover a bonus or other incentive payout paid to any executive officer, including the Named Executive Officers, in the event there is a material restatement of the Company’s financial results.

Shareholders are encouraged to carefully review the information provided in this proxy statement regarding the compensation of our Named Executive Officers in the section captioned “Compensation Discussion and Analysis” beginning on page 26.

The Board unanimously recommends a vote “FOR” approval of the advisory vote on Executive Compensation.

Item 3: Non-binding Advisory Vote Determining the Frequency of
Advisory Votes on the Company’s Executive Pay-for-Performance Compensation Policies and Procedures

In addition to the advisory approval of our executive compensation program, we are also seeking a non-binding determination from our shareholders as to the frequency with which shareholders would have an opportunity to provide an advisory approval of our executive compensation program. We are providing shareholders the option of selecting a frequency of one, two or three years, or abstaining. For the reasons described below, we recommend that our shareholders select a frequency of three years, or a triennial vote.

Our executive compensation program is designed to support long-term value creation, and a triennial vote will allow shareholders to better judge our executive compensation program in relation to our long-term performance. As described in the Compensation Discussion and Analysis section above, one of the core principles of our executive compensation program is to ensure management’s interests are aligned with our shareholders’ interests to support long-term value creation. Accordingly, we grant awards with multiyear performance and service periods to encourage our Named Executive Officers to focus on long-term performance, and recommend a triennial vote which would allow our executive compensation programs to be evaluated over a similar time-frame and in relation to our long-term performance.

A triennial (or every three years) vote will provide us with the time to thoughtfully respond to shareholders’ sentiments and implement any necessary changes. We carefully review changes to our program to maintain the consistency and credibility of the program which is important in motivating and retaining our employees. We therefore believe that a triennial vote is an appropriate frequency to provide our employees and Compensation Committee sufficient time to thoughtfully consider shareholders’ input and to implement any appropriate changes to our executive compensation program, in light of the timing that would be required to implement any decisions related to such changes.

We will continue to engage with our shareholders regarding our executive compensation program during the period between shareholder votes. Engagement with our shareholders is a key component of our corporate governance. We seek and are open to input from our shareholders regarding board and governance matters, as well as our executive compensation program, and believe we have been appropriately responsive to our shareholders. We believe this outreach to shareholders, and our shareholders’ ability to contact us at any time to express specific views on executive compensation, hold us accountable to shareholders and reduce the need for and value of more frequent advisory votes on executive compensation.

Your vote is requested. We therefore request that our shareholders select “Every Three Years” when voting on the frequency of advisory votes on executive compensation. Although the advisory vote is non-binding, our board will review the results of the vote and, consistent with our record of shareowner engagement, take them into account in making a determination concerning the frequency of advisory votes on executive compensation.

The Board unanimously recommends shareholders select “EVERY THREE YEARS” on the proposal recommending the frequency of advisory votes on executive compensation.

Item 4: Ratification of the Appointment of
Independent Registered Public Accounting Firm

The Board proposes the ratification by the shareholders at the Annual Meeting of the Audit Committee’s appointment of Crowe Horwath LLP, Indianapolis, Indiana, as independent registered public accounting firm for the Company and its subsidiaries for the fiscal year ending December 31, 2011. Although ratification by the shareholders of the Company’s independent registered public accounting firm is not required, the Company deems it desirable to continue its established practice of submitting such selection to the shareholders. In the event the appointment of Crowe Horwath LLP is not ratified by the shareholders, the Audit Committee of the Board will consider appointment of other independent registered public accounting firms for the fiscal year ending December 31, 2011. A representative of Crowe Horwath LLP will be present at the Annual Meeting and will have the opportunity to make a statement or respond to any questions that shareholders may have.

Our Board unanimously recommends that you vote “FOR” the ratification of the appointment of Crowe Horwath LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2011.

Independent Accountants’ Fees

The following table sets forth the aggregate fees for audit services rendered by Crowe Horwath LLP in connection with the consolidated financial statements and reports for fiscal year 2010 and 2009 and for other services rendered during fiscal year 2010 and 2009 on behalf of the Company and its subsidiaries, as well as all out-of-pocket costs incurred in connection with these services. The aggregate fees included in Audit are fees billed or expected to be billed for the fiscal years for the audit of the registrant’s annual financial statements and internal controls and review of financial statements and statutory and regulatory filings or engagements. The aggregate fees included in each of the other categories are fees billed for services rendered during the fiscal years.

	Fiscal 2010	Fiscal 2009

Audit Fees	$911,500	$914,000
Audit Related Fees	$0	$11,500
Tax Fees	$0	$0
All Other Fees	$0	$0

	$911,500	$925,500

Audit Fees:

Consists of fees billed for professional services rendered for (i) the audit of Old National’s consolidated financial statements and the integrated audit of internal control, (ii) the review of the interim condensed consolidated financial statements included in quarterly reports on Form 10-Q, (iii) the services that are normally provided by the principal accountant in connection with statutory and regulatory filings or engagements, and (iv) other services that generally only the principal accountant can provide. These services included fees for the audit of the financial statements of Indiana Old National Insurance Company in 2010 and 2009 required HUD audit procedures, consents on registration statements in 2010 and 2009 and comfort letter services related to the issuance of common stock in 2009.

Audit-Related Fees:

Consists of fees billed for assurance and related services that are reasonably related to the performance of the audit or review of the Company’s consolidated financial statements and are not reported under “Audit Fees.” These services may include employee benefit plan audits, accounting consultations in connection with acquisitions and divestitures, attest services that are not required by statute or regulation, and consultations concerning financial accounting and reporting standards. These services included consultations concerning financial accounting related to potential transactions in 2009.

Tax Fees:

Consists of fees billed for tax compliance/preparation and other tax services. Tax compliance/ preparation may consist of fees billed for professional services related to federal and state tax compliance, assistance with tax audits and appeals and assistance related to the impact of mergers, acquisitions and divestitures on tax return preparation. Other tax services may consist of fees billed for other miscellaneous tax consulting and planning and for individual income tax preparation.

All Other Fees:

Consists of fees for all other services provided other than those reported above.

Audit Committee Pre-Approval of Audit and Permissible Non-Audit Services of Independent Accountants

All of the fees and services described above under “Audit Fees”, “Audit-Related Fees”, “Tax Fees” and “All Other Fees” were pre-approved by the Audit Committee. The Audit Committee pre-approves all audit and permissible non-audit services provided by the independent accountants. These services may include audit services, audit-related services, tax services and other services. The Audit Committee has adopted a policy for the pre-approval of services provided by the independent accountants. Under the policy, pre-approval is generally provided for up to one year and any pre-approval is detailed as to the particular service or category of services and is subject to a specific budget. In addition, the Audit Committee may also pre-approve particular services on a case-by-case basis. For each proposed service, the independent auditor is required to provide detailed supporting documentation at the time of approval. The Audit Committee may delegate pre-approval authority to one or more of its members. Such a member must report any decisions to the Audit Committee at the next scheduled meeting.

Report of the Audit Committee

This Audit Committee report is provided to inform shareholders of the Audit Committee oversight with respect to the Company’s financial reporting. The Audit Committee operates under a written Audit Committee Charter which meets the requirements of the SEC and the NYSE.

Independence of Audit Committee Members

The Audit Committee is comprised of four members of the Board of the Company. All of the members of the Audit Committee are independent from management and the Company (as independence is currently defined in the NYSE’s listing requirements).

Scope of Responsibilities

The Audit Committee’s responsibilities are primarily derived from its role in the general oversight of the financial reporting process. That role includes the creation and maintenance of a strong internal control environment and a process of assessing the risk of fraud in the reporting process. The committee’s responsibilities include the authority and the responsibility of selecting, evaluating and, where appropriate, replacing the independent accountants; reviewing the scope, conduct and results of audits performed; making inquiries as to the differences of views, if any, between such independent accountants and officers and employees of the Company and subsidiaries with respect to the financial statements and records and accounting policies, principles, methods and systems; considering whether the provision by the independent accountants of services for the Company, in addition to the annual audit examination, is compatible with maintaining the independent accountants’ independence; reviewing the policies and guidelines of the Company and subsidiaries designed to ensure the proper use and accounting for corporate assets, and the activities of the Company’s internal audit department; pre-approving all auditing services and permissible non-audit services provided to the Company by the independent accountants; reviewing any significant disagreements between management and the independent accountants in connection with the preparation of the financial statements; and discussing the quality and adequacy of the Company’s internal controls with management, the internal auditors and the independent accountants.

While the primary responsibility for compliance activities is with the Risk and Credit Policy Committee, the Audit Committee has responsibility for the general oversight of the Company’s compliance with banking laws and regulations.

2010 Work of the Audit Committee

The Audit Committee engaged Crowe Horwath LLP as the Company’s independent registered public accounting firm as of and for the period ending December 31, 2010. The selection of Crowe Horwath LLP was ratified by the shareholders of the Company at the 2010 Annual Meeting.

In fulfilling its oversight responsibilities in 2010, the Audit Committee continued to closely monitor the financial reporting and accounting practices of the Company, including the establishment of an appropriate level of loan loss reserve. The Audit Committee also requires periodic updates from management with respect to other critical accounting areas, including but not limited to, financial derivatives, goodwill and intangibles, securities impairment and income taxes.

During the year, the Audit Committee continued to monitor the Company’s compliance with the internal control certification and attestation requirements of Section 404 of the Sarbanes-Oxley Act of 2002. The committee is of the opinion that the Company, which has dedicated considerable resources and employed specifically assigned personnel to monitor and assess the effectiveness of the Company’s internal controls over financial reporting, has achieved the objective of reducing the risk of material errors or misrepresentations in financial reports.

The Audit Committee, in its designated role as the committee assigned the responsibility for general oversight of the Company’s compliance with banking laws and regulations, met regularly with the Company’s Chief Risk Officer and other management personnel to review the Company’s compliance with banking laws and regulations and receive updates regarding regulatory matters. In addition, the Chairman of the Audit Committee is a member of the Company’s Risk and Credit Policy Committee, which has primary oversight of the credit administration and compliance activities of the Company. Participation by Audit Committee members on the Risk and Credit Policy Committee also enhances the Audit Committee’s ability to monitor the Company’s exposure to business risk, including the risk of fraud. In addition, several members of the Audit Committee are members of the Board’s Funds Management Committee, which provides the Audit Committee with insight into the Company’s mitigation initiatives with respect to interest rate risk, liquidity risk, use of financial derivatives and other exposures.

Throughout the year, the Audit Committee was involved in monitoring the Ethicspoint® reporting system which was acquired and implemented in 2003 to assist the Audit Committee in administering the anonymous complaint procedures outlined in the Code of Business Conduct and Ethics. The Sarbanes-Oxley Act of 2002 required that the Audit Committee establish procedures for the confidential submission of employee concerns regarding questionable accounting, internal controls or auditing matters. The Audit Committee will continue to ensure that the Company is in compliance with all applicable rules and regulations with respect to the submission to the Audit Committee of anonymous complaints from employees of the Company.

The Company’s Chief Audit Executive also serves as the Company’s Chief Ethics Officer. The Chief Audit Executive reports to the Chair of the Company’s Audit Committee. In December 2009, the Company received an ethics certification from Ethisphere. The Ethics Inside® certification is the only independent verification of a company’s ethical practices. The annual certification is exclusively granted to organizations that can demonstrably prove the existence of a superior employee and leadership culture that promotes ethical, responsible and sustainable business practices. Companies that receive the certification must have adequate systems and programs in place to reasonably prevent compliance failures and ethics breakdowns.

Review with Management and Independent Accountants

The Audit Committee has reviewed and discussed the audited financial statements for the year ended December 31, 2010 and the footnotes thereto, with management and the independent accountants, Crowe Horwath LLP. The Audit Committee also received from management drafts of the Company’s Quarterly Reports on Form 10-Q and reviewed drafts of the Company’s earnings releases prior to public dissemination.

The Audit Committee periodically reviewed with the independent accountants their assessment of the progress being made by the Company and by the independent accountants in achieving the internal control certification and attestation requirements of Section 404 of the Sarbanes-Oxley Act of 2002.

The Audit Committee reviewed with the Company’s internal auditors and independent accountants the overall scope and plans for their respective audit activities. The Audit Committee also met with its internal auditors and the independent accountants, with and without management present, to discuss the results of their examinations and their evaluations of internal controls. Additionally, the Audit Committee reviewed and discussed with the independent accountants, who are responsible for expressing an opinion on the conformity of those audited financial statements with generally accepted accounting principles, their judgments as to the quality and acceptability of the Company’s financial reporting and such other matters as are required to be discussed with the Audit Committee pursuant to Statement on Auditing Standards No. 61, as amended.

The Audit Committee discussed with Crowe Horwath LLP their independence from management and the Company, and received the written disclosures and the letter from Crowe Horwath LLP required by PCAOB Rule 3526.

Audit Committee Financial Expert

The Board determined that Andrew E. Goebel is an “Audit Committee Financial Expert” as defined by the SEC. Mr. Goebel is independent as that term is defined in the NYSE listing standards.

Appointment of Crowe Horwath LLP

The Audit Committee has appointed Crowe Horwath LLP as the Company’s independent registered public accounting firm as of and for the period ending December 31, 2011.

Annual Committee Review of Charter and Performance Evaluation

As required by the Audit Committee’s Charter, in early 2011 the Audit Committee reviewed the Charter and made several minor modifications. Also, as required by the Audit Committee’s Charter, the Audit Committee conducted an annual performance evaluation, the results of which have been discussed with the Audit Committee members and shared with the Corporate Governance and Nominating Committee.

Conclusion

In reliance on the reviews and discussions referred to above, the Audit Committee recommended to the Board that the audited financial statements be included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2010, filed with the SEC.

Submitted by,

Members of the Audit Committee
Andrew E. Goebel, Chairman
Phelps L. Lambert
Arthur H. McElwee, Jr.

Marjorie Z. Soyugenc

Transactions with Management and Others

The executive officers and Directors of the Company are at present, as in the past, customers of one or more of the Company’s subsidiaries and have had and expect in the future to have similar transactions with the subsidiaries in the ordinary course of business. In addition, some of the executive officers and Directors of the

Company are at present, as in the past, officers, Directors or principal shareholders of corporations which are customers of these subsidiaries and which have had and expect to have transactions with the subsidiaries in the ordinary course of business. All such transactions were made in the ordinary course of business, on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with other persons and did not involve more than the normal risk of collectibility or present other unfavorable features.

Related party transactions are evaluated on a case-by-case basis in accordance with the applicable provisions of the By-Laws and the Code of Business Conduct and Ethics of the Company.

The provisions of the By-Laws apply to contracts or transactions between the Company and

•	any one or more of its Directors, members or employees,

•	any firm of which one or more of its Directors are members or employees or in which they are interested, or

•	any corporation or association of which one or more of its Directors are stockholders, members, Directors, officers, or employees or in which they are interested.

Contracts or transactions between the Company and the persons described above are valid for all purposes, if the fact of such interest is disclosed to the Board and the Board authorizes, approves and ratifies such contract or transaction by a vote of a majority of the Directors present at the meeting at which the contract or transaction is considered. In the case where a Director has an interest in the transaction or contract, the Director is permitted to attend the meeting of the Board at which the transaction is considered and may be counted for purposes of determining if a quorum is present. The vote of the interested Director, may not, however, be counted for purposes of determining whether the transaction is approved by a majority of the Directors present.

Except in the case where such transactions are specifically approved by the Board, the Company’s Code of Business Conduct and Ethics prohibits transactions with related persons which result in a conflict of interest. For this purpose, “related persons” include the Directors, executive officers or their immediate family members, or shareholders owning five percent or greater of the Company’s outstanding stock. Such transactions may be approved by the Board upon a determination that the transactions are in the best interests of the Company.

The Company has made, and expects to make in the future through its bank subsidiary, loans in the ordinary course of business to directors and officers of the Company, members of their immediate families and corporations and other entities in which they may have a controlling interest. The loans to such persons are made on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable loans with person not related to the Company or Old National Bank, and the loans did not involve more than normal risk of collectibility or present other unfavorable features.

The Company paid $368,533.29, either directly or indirectly, to Industrial Contractors, Inc. for communications cabling and miscellaneous construction and mechanical services and $4,388.39, either directly or indirectly, to Professional Consultants, Inc. for architectural and design work at the Company’s headquarters building in Evansville and at other Old National Bank financial centers in 2010. Alan W. Braun is Chairman, President and CEO of Industrial Contractors, Inc. and Executive Vice President of Professional Consultants, Inc. Mr. Braun is currently a Director of the Company.

Shareholder Proposals and Director Nominations
for the 2012 Annual Meeting

Proposals submitted by shareholders under Rule 14a-8 of the SEC to be presented at the 2012 Annual Meeting must be received by the Company at its principal executive office no later than November 26, 2011, to be considered for inclusion in the proxy statement and form of proxy relating to that meeting. Any such proposals should be sent to the attention of the Corporate Secretary of the Company at P.O. Box 718, Evansville, Indiana 47705-0718. If notice of any other shareholder proposal intended to be presented at the 2012 Annual Meeting is not received by the Company on or before February 19, 2012, the proxy solicited by the Board of the Company for use in connection with that meeting may confer authority on the proxies to vote in their discretion on such proposal, without any discussion in the Company’s proxy statement for that meeting of either the proposal or how such proxies intend to exercise their voting discretion.

All nominations of persons to serve as Directors of the Company must be made in accordance with the requirements contained in the Company’s By-Laws. See the description of the nomination procedures contained on page 7.

Annual Report

Upon written request, the Company will provide without charge to each shareholder who does not otherwise receive a copy of the Company’s annual report to shareholders a copy of the Company’s annual report on Form 10-K which is required to be filed with the SEC for the year ended December 31, 2010. Address all requests to:

Joan Kissel, Senior Vice President & Controller
Old National Bancorp
P. O. Box 718
Evansville, Indiana 47705-0718

Section 16(a) Beneficial Ownership
Reporting Compliance

Section 16(a) of the Securities Exchange Act of 1934 requires the Company’s Directors and executive officers and persons who beneficially own more than 10% of the Company common stock shares to file with the SEC reports showing ownership of and changes of ownership in the Company’s common shares and other equity securities. On the basis of reports and representations submitted by the Company’s Directors, executive officers, and greater-than-10% owners, the Company believes that all required Section 16(a) filings for fiscal year 2010 were timely made except for the following: (i) Linda White filed a Form 4 on November 12, 2010, reporting one late transaction; (ii) Robert G. Jones filed a Form 4 on December 7, 2010, reporting one late transaction; and (iii) Christopher W. Wolking filed a Form 4 on December 7, 2010 reporting one late transaction.

Other Matters

The Board of the Company does not know of any matters for action by shareholders at the 2011 Annual Meeting other than the matters described in the accompanying Notice of Annual Meeting. However, the enclosed proxy will confer upon the named proxies discretionary authority with respect to matters which are not known to the Board at the time of the printing hereof and which may properly come before the Annual Meeting. It is the intention of the persons named as proxies to vote pursuant to the proxy with respect to such matters in accordance with their best judgment.

It is important that proxies be returned promptly. Whether or not you expect to attend the Annual Meeting in person, shareholders are requested to complete, sign and return their proxies in order that a quorum for the Annual Meeting may be assured. You may also vote your proxy by Internet. If you do not vote your proxy by Internet, then it may be mailed in the enclosed envelope, to which no postage need be affixed.

Appendix I

Director Independence Standards

The Board will have a majority of Directors who meet the criteria for independence required by Section 303A.02 of the New York Stock Exchange (“NYSE”) Listed Company Manual. No Director shall qualify as “independent” unless the Board affirmatively determines that the Director has no material relationship with the Company (either directly or as a partner, shareholder or officer of an organization that has a relationship with the Company). A material relationship is a relationship that the Board determines, after a consideration of all relevant facts and circumstances, compromises the Director’s independence from management. The Board will consider the issue not merely from the standpoint of the Director, but also from that of persons or organizations with which the director has an affiliation. The Board acknowledges that it is not possible to anticipate, or explicitly provide for, all circumstances that might signal potential conflicts of interest, or that might bear on the materiality of a director’s relationship with the Company. Therefore, determining independence must be accomplished on a case-by-case basis through an in-depth analysis of each Director, the members of his or her immediate family and all of his or her relevant affiliations with the Company, subject to the requirements of applicable laws and regulations and the listing standards of the NYSE set forth below.

In accordance with Section 303A.02 of the NYSE Listed Company Manual, a Director will automatically be deemed not to be “independent” if the Director meets any of the following:

a.	is currently, or has been within the last three (3) years, an employee of the Company or any of its affiliates, or has an immediate family member who has been, within the last three (3) years, an executive officer of the Company.

b.	does receive, or has an immediate family member who receives, or has received during any twelve-month period within the past three (3) years, more than $120,000 per year in direct compensation from the Company, other than Director and committee fees and pension or other forms of deferred compensation for prior service (provided such compensation is not contingent in any way on continued service).

c.	is a current partner or employee of a firm that is the Company’s internal or external auditor; has an immediate family member who is a current partner of such a firm or an immediate family member who is a current employee of such a firm and personally works on the Company’s audit; or within the last three (3) years was or has an immediate family member who was a partner or employee of such a firm and personally worked on the Company’s audit within that time.

d.	is an executive officer or an employee, or has an immediate family member who is an executive officer, of a company that has made payments to, or received payments from, the Company for property or services in an amount which, in any of the last three (3) fiscal years, exceeds the greater of $1 million, or 2% of such other company’s consolidated gross revenues.

e.	is employed, or has an immediate family member who is employed, within the last three (3) years, as an executive officer of another company where any of the Company’s present executives serve on such other company’s compensation committee.

For purposes of the foregoing, “immediate family member” includes a person’s spouse, parents, children, siblings, mothers- and fathers-in-law, sons- and daughters-in-law, brothers- and sisters-in-law and anyone (other than domestic employees) sharing such person’s home.

Additionally, a Director of the Company will not fail to be deemed “independent” for purposes of the NYSE Listed Company Manual solely as a result of lending relationships (such as depository, transfer, register,

A-1

indenture trustee, trusts and estates, private banking, investment management, custodial, securities brokerage, cash management and similar services) between the Company and its subsidiaries, on the one hand, and a company with which the Director is affiliated by reason of being a Director, officer or a significant shareholder thereof, on the other, provided that the relationship complies with paragraph (d) above and:

a.	such relationships are in the ordinary course of business of the Company and are on substantially the same terms as those prevailing at the time for comparable transactions with non-affiliated persons; and

b.	with respect to extensions of credit by the Company or its subsidiaries:

i.	such extensions of credit have been made in compliance with applicable law, including Regulation O of the Board of Governors of the Federal Reserve, Sections 23A and 23B of the Federal Reserve Act and Section 13(k) of the Securities Exchange Act of 1934; and

ii.	no event of default has occurred under the loan.

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OLD NATIONAL BANCORP
PO Box 929
Evansville, Indiana 47706-0929

Important Notice Regarding the Availability of Proxy Materials for the Shareholders’ Meeting to be held on
May 19, 2011. The 2010 Annual Report on Form 10-K, Proxy Statement and Letter to Shareholders with Selected
Financial Data are available at www.oldnational.com/proxy.
INTERNET VOTING INSTRUCTIONS
 You can vote by Internet 24 hours a day, 7 days a week.
To vote online, go to www.oldnational.com/proxy and click on “Cast your Vote”. Note: If voting by Internet, your Internet vote authorizes the named proxies to vote your shares in the same manner as if you had marked, signed and returned your Proxy Card. The Internet voting facilities will close at 12:00 p.m. (Central Time Zone) on May 18, 2011.
VOTE BY MAIL
 On the reverse side, please mark your Proxy Card. Then sign, date, and return the Proxy Card in the enclosed postage-paid envelope. If you VOTE BY INTERNET, please DO NOT RETURN YOUR PROXY CARD IN THE MAIL.
SIGN AND DATE THIS CARD. -
â DETACH PROXY CARD HERE â

3)	Approval of a non-binding advisory proposal determining the frequency of advisory votes on Executive Compensation.

EVERY YEAR ☐	EVERY TWO YEARS ☐	EVERY THREE YEARS ☐	ABSTAIN ☐
4)	Ratification of the appointment of Crowe Horwath LLP as the independent registered public accounting firm of the Company for the fiscal year ending December 31, 2011.

FOR	☐	AGAINST	☐	ABSTAIN	☐
5)	The Proxies are hereby granted authority to vote, in their discretion, upon such other business as may properly come before the May 19, 2011 Annual Meeting and any adjournments or postponements thereof.
This PROXY, when properly executed, will be voted in the manner directed herein by the undersigned
SHAREHOLDER(S). If no direction is made, this PROXY WILL BE VOTED FOR Proposals 1, 2, and 4, and
“EVERY 3 YEARS” for item 3. ALL EARLIER PROXIES ARE HEREBY REVOKED.

Signature(s)	Date

Signature(s)	Date

Joint owners should each sign personally. Trustees, corporate officers and others signing in a representative capacity should indicate the capacity in which they sign.

ADMISSION TICKET
PLEASE BRING THIS TICKET TO THE ANNUAL MEETING.
It will expedite your admittance when presented upon your arrival.
OLD NATIONAL BANCORP
2011 Annual Meeting of Shareholders
Thursday, May 19, 2011 — 9:00 a.m. EDT / Indianapolis Time
The Old National Centre
502 N. New Jersey Street
Indianapolis, Indiana
RETAIN ADMISSION TICKET.
Upon arrival, please present this admission ticket at the registration desk. This ticket is valid to admit the shareholder(s) to the 2011 Annual Meeting.
A reception will follow the Meeting; however, it is not necessary to RSVP.
Please vote electronically or send in your proxy even if you plan to attend the meeting.
â DETACH PROXY CARD HERE â

OLD NATIONAL BANCORP
PROXY
This Proxy is solicited by the Board of Directors for use at the Annual Meeting of Shareholders to be held on May 19, 2011, and any adjournments or postponements thereof.
The undersigned hereby appoints Jeffrey L. Knight, Stephan E. Weitzel, and Mark L. Lemond, each of them singly, as Proxies of the undersigned, each with power to appoint his substitute, and hereby authorizes each of them to represent and to vote, as indicated herein, all the shares of common stock of OLD NATIONAL BANCORP held of record by the undersigned on March 11, 2011, and which the undersigned is entitled to vote at the Annual Meeting of Shareholders to be held on May 19, 2011, and all adjournments or postponements thereof, on the following matters.
1)	The election of the Company’s Board of Directors consisting of twelve Directors to serve for one year and until the election and qualification of their successors. (Mark only one box below.)

01 — Joseph D. Barnette, Jr.	02 — Alan W. Braun	03 — Larry E. Dunigan	04 — Niel C. Ellerbrook
05 — Andrew E. Goebel	06 — Robert G. Jones	07 — Phelps L. Lambert	08 — Arthur H. McElwee, Jr.
09 — James T. Morris	10 — Marjorie Z. Soyugenc	11 — Kelly N. Stanley	12 — Linda E. White

☐ FOR ALL NOMINEES LISTED HEREIN (except as indicated below)	☐ WITHHOLD AUTHORITY FOR ALL NOMINEES
Instruction: To withhold authority to vote for any individual nominee, print the number(s) of the nominee(s) on the line provided.
2)	Approval of a non-binding advisory proposal on Executive Compensation.

FOR	☐	AGAINST	☐	ABSTAIN	☐